                                                                    EXHIBIT 10.6


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                              AMENDED AND RESTATED

                               PURCHASE AGREEMENT

                           DATED AS OF JUNE 14, 2002

                                     AMONG

                             CEI ACQUISITION CORP.,
                            CEI HOLDING CORPORATION,
                               CLEAN EARTH, INC.
                                      AND
                           U.S. PLASTIC LUMBER CORP.

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

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I..............................................................     1
ARTICLE II.............................................................    12
  2.1      Sale and Delivery...........................................    12
  2.2      Purchase Price..............................................    13
  2.3      Escrow; Satisfaction of Payment Claims......................    15
  2.4      Closing.....................................................    16
ARTICLE III............................................................    17
  3.1      Ownership of Shares.........................................    17
  3.2      Power and Authority; Execution and Delivery; Corporate          18
           Action......................................................
  3.3      No Conflicts................................................    18
  3.4      No Brokers..................................................    19
  3.5      Purchase Entirely for Own Account...........................    19
  3.6      Disclosure of Information...................................    19
  3.7      Restricted Securities.......................................    19
  3.8      Legends.....................................................    19
ARTICLE IV.............................................................    21
  4.1      Organization and Good Standing..............................    21
  4.2      No Conflicts................................................    21
  4.3      Capitalization..............................................    22
  4.4      Financial Statements........................................    22
  4.5      Title to Property; Encumbrances.............................    22
  4.6      Accounts Receivable, etc....................................    23
  4.7      Inventories.................................................    24
  4.8      Trademarks, Patents, Etc....................................    24
  4.9      Banking and Insurance.......................................    25
  4.10     Indebtedness; Absence of Undisclosed Liabilities............    26
  4.11     Judgments; Litigation.......................................    26
  4.12     Income and Other Taxes......................................    26
  4.13     Questionable Payments.......................................    27
  4.14     Employee Benefit Matters....................................    28
  4.15     Compliance with Law.........................................    30
  4.16     Permits, Licenses, Etc......................................    30
  4.17     Regulatory Filings..........................................    30
  4.18     Consents....................................................    30
  4.19     Material Contracts; No Defaults.............................    30
  4.20     Absence of Certain Changes..................................    32
  4.21     Employees and Labor Matters.................................    32
  4.22     Intentionally Omitted.......................................    33
  4.23     Principal Customers and Suppliers...........................    33
  4.24     Disclosure..................................................    34
  4.25     Corporate Records...........................................    34
  4.26     Hazardous Materials.........................................    34
  4.27     Brokers' Fees...............................................    35
  4.28     Relationships with Related Persons..........................    35
ARTICLE V..............................................................    36
  5.1      Organization and Good Standing..............................    36
  5.2      Execution and Delivery......................................    36
  5.3      No Conflicts................................................    36

                                                                         PAGE
                                                                         ----
  5.4      Ability to Close............................................    36
  5.5      Capitalization..............................................    36
  5.6      Consents....................................................    37
  5.7      Valid Issuance of the Notes.................................    37
  5.8      Absence of Litigation.......................................    37
  5.9      Brokers' Fees...............................................    37
  5.10     Disclosure..................................................    37
  5.11     Consolidated Surety Net Worth...............................    37
ARTICLE VI.............................................................    38
  6.1      Qualification...............................................    38
  6.2      Ordinary Course.............................................    38
  6.3      Corporate Changes...........................................    38
  6.4      Indebtedness................................................    38
  6.5      Accounting..................................................    39
  6.6      Compliance with Legal Requirements..........................    39
  6.7      Disposition of Assets.......................................    39
  6.8      Compensation................................................    39
  6.9      Modification or Breach of Agreement; New Agreements.........    39
  6.10     Capital Expenditures........................................    39
  6.11     Consents....................................................    39
  6.12     Insurance; Bonds............................................    40
  6.13     Discharge...................................................    40
  6.14     Actions.....................................................    40
  6.15     Permits.....................................................    40
  6.16     Tax Assessments and Audits..................................    40
  6.17     Pre-Closing Balance Sheet; Related Calculations.............    40
  6.18     Final Closing Date Balance Sheet; Related Calculations......    41
  6.19     Audited Financial Statements................................    41
  6.20     PRP Matters.................................................    42
  6.21     Transfer of Licenses and Trademarks.........................    42
ARTICLE VII............................................................    42
  7.1      Covenants of the Shareholder................................    42
  7.2      Covenants of Purchaser, Purchaser Sub and the Company.......    43
  7.3      Access and Information......................................    44
  7.4      Certain Notifications.......................................    45
  7.5      Publicity; Employee Communications..........................    45
  7.6      Further Assurances..........................................    46
  7.7      Inconsistent Action.........................................    46
  7.8      Post-Closing Employment.....................................    46
  7.9      Acquisition Proposals.......................................    46
  7.10     Coverage of Company Employees...............................    47
  7.11     338(h)(10) Election.........................................    47
  7.12     Cash Management.............................................    48
  7.13     Non-Competition; Non-Solicitation; No-Hire..................    52
  7.14     Commencement of Proxy Solicitation..........................    53
  7.15     Termination of Certain Employment Agreements................    53
ARTICLE VIII...........................................................    53
  8.1      Conditions of Purchaser and Purchaser Sub...................    53
  8.2      Conditions of the Shareholder...............................    55

                                                                         PAGE
                                                                         ----
ARTICLE IX.............................................................    56
  9.1      Termination.................................................    56
  9.2      Effect of Termination.......................................    57
  9.3      Amendment...................................................    57
  9.4      Waiver......................................................    57
ARTICLE X..............................................................    57
  10.1     Survival of Representations and Warranties..................    57
  10.2     Indemnification.............................................    58
  10.3     Third Party Claims..........................................    60
  10.4     Exclusive Remedy............................................    61
  10.5     Indemnification Threshold...................................    61
  10.6     Punitive Damages............................................    62
  10.7     Accounts Receivable.........................................    62
  10.8     Taxes and Insurance.........................................    62
ARTICLE XI.............................................................    62
  11.1     Purchaser and Purchaser Sub Covenants.......................    62
  11.2     Limitations on Disposition of Notes.........................    63
ARTICLE XII............................................................    64
  12.1     Fees and Expenses...........................................    64
  12.2     Notices.....................................................    64
  12.3     Severability................................................    65
  12.4     Entire Agreement............................................    65
  12.5     Successors and Assigns......................................    66
  12.6     Counterparts................................................    66
  12.7     Recitals, Schedules and Exhibits............................    66
  12.8     Construction; Interpretation................................    66
  12.9     Governing Law...............................................    66
  12.10    Waiver of Jury Trial........................................    67
  12.11    Knowledge...................................................    67
  12.12    Interest....................................................    67
  12.13    Actions of the Company and its Subsidiaries.................    68

                    AMENDED AND RESTATED PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED PURCHASE AGREEMENT (the "Agreement") is entered into as of June 14, 2002, among CEI Acquisition Corp., a Delaware corporation ("Purchaser Sub"), CEI Holding Corporation, a Delaware corporation ("Purchaser "), Clean Earth, Inc., a Delaware corporation (the "Company") and U.S. Plastic Lumber Corp., a Nevada corporation (the "Shareholder").

                                    RECITALS

     The Company, New CEI Inc., a Delaware corporation (the "Original Purchaser Entity"), and the Shareholder are parties to a certain Purchase Agreement entered into as of December 29, 2001, as amended, supplemented or otherwise modified through the date hereof, including by the Amendment dated as of February 12, 2002 and the letter agreement dated as of March 5, 2002 (the "Original Agreement").

     The Shareholder owns all of the issued and outstanding capital stock of Company.

     The Original Purchaser Entity has assigned all of its rights and obligations under the Original Agreement to Purchaser.

     Upon the terms and subject to the conditions set forth in the Original Agreement, the Shareholder has agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Shareholder, all of the issued and outstanding capital stock of the Company.

     The Purchaser, Purchaser Sub, the Company and the Shareholder now desire to amend and restate the Original Agreement.

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety to read as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a "Section", "Article", "Schedule" or "Exhibit" shall mean the applicable section, article, schedule or exhibit of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with U.S. generally accepted accounting principles, consistently applied.

     "Accelerated Upstream Repayment" shall have the meaning assigned to it in
Section 7.12(h).

     "Account" shall have the meaning assigned to it in Section 7.12(a).

     "ACO" shall mean the Administrative Consent Order dated April 25, 1991, issued by the New Jersey Department of Environmental Protection to S&W Waste, Inc., establishing certain remedial, investigation and cleanup requirements in connection with CENJ's South Kearny, New Jersey facility.

     "Acquisition Transaction" shall have the meaning assigned to it in Section 7.9(a).

     "Action" shall mean any actual claim, action, suit, arbitration, hearing, inquiry, order, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the forgoing.

     "Activity Notice" shall have the meaning assigned to it in Section 7.12(j).

     "Adjusted Long-Term Debt" shall mean the outstanding obligations of the Company and its Subsidiaries on a consolidated basis under capital equipment leases, promissory notes (including, without limitation, notes payable to Waste Management, Inc., and excluding any promissory notes to the Shareholder), obligations to employees and the long-term portion of all other liabilities (including, without limitation, the mortgage notes on the Company's and its Subsidiaries' Philadelphia, Pennsylvania and South Kearney, New Jersey properties, and excluding the PRP Reserve, all Excess Billings and all such other liabilities to the Shareholder), based on the Final Closing Date Balance Sheet. For avoidance of doubt, the Defaulted Obligations shall not be excluded from the Adjusted Long-Term Debt by reason of the actual or potential repayment of the Defaulted Obligations simultaneous with, or at any time following, the Closing.

     "Affected Holder" shall have the meaning assigned to it in Section 2.3(e).

     "Affiliate" of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the indicated Person.

     "Agreed Upon Section 338 Payment" shall have the meaning assigned to it in
Section 7.11(b).

     "Agreement" shall mean this Amended and Restated Purchase Agreement.

     "AIG Financial Support Letter" shall mean that letter agreement dated as of December 21, 2001, among NUFI, the B.C. Guarantors, BET and USPL.

     "AIG Indemnity Agreement" shall mean the General Indemnity Agreement dated as of August 30, 1999, between the Shareholder, the Company, and the Subsidiaries of the Company, as the Contractors and Indemnitors thereunder, on the one hand, and the member companies of the American International Group (including NUFI and TICSP), on the other hand.

     "Alsentzer" shall mean Mark Alsentzer.

     "Alsentzer Agreement" shall mean the Non-Competition, Non-Solicitation and No-Hire Agreement, dated as of the Closing Date, between the Company and Alsentzer, substantially in the form attached hereto as Exhibit A.

     "A/P & A/R Disclosure Letter" shall have the meaning assigned to it in
Section 4.6(a).

     "Applicable Period" shall have the meaning assigned to it in Section
7.12(g).

     "AWC" shall mean the adjusted working capital, which is defined as (x) the Company's consolidated current assets (excluding (A) (1) subject to clause (B) below, cash and cash equivalents that are collateral or security for consolidated liabilities or obligations of the Company not reflected in the sum referred to in clause (y) below, (2) the Distributed Claims, and (3) receivables from the Shareholder, but including (B) cash or cash equivalents (if any) held in the remediation trust fund established pursuant to the Trust Fund Agreement) minus (y) the sum of (i) the Company's consolidated current liabilities (excluding the current portion of capital leases and mortgages of the Company and its Subsidiaries and payables to the Shareholder, and, for avoidance of doubt, including all accruals for taxes as contemplated by Section 4.12) and
(ii) all Excess Billings. For avoidance of doubt, the current portion of the Defaulted Obligations shall not be excluded from the calculation of AWC by reason of the actual or potential repayment of the Defaulted Obligations simultaneous with, or following, the Closing.

     "Arbiter" shall have the meaning assigned to it in Section 6.18.

     "Arrangements" shall have the meaning assigned to it in Section 4.2(a).

     "Audit Fee" shall have the meaning assigned to it in Section 6.19.

     "Audited Financial Statements" shall have the meaning assigned to it in
Section 6.19.

     "Auditor Report" shall have the meaning assigned to it in Section 6.19.

     "Balance Sheet Date" shall have the meaning assigned to it in Section
4.5(a).

     "Balance Sheet Dispute Resolution Procedure" shall have the meaning assigned to it in Section 6.18.

     "Bankruptcy Exception" shall have the meaning assigned to it in Section 4.5(d).

     "BAS" shall mean Banc of America Securities, LLC.

     "BAS Fee Agreement" shall mean that certain agreement between the Shareholder and BAS, with respect to the potential payment of certain fees by the Shareholder to BAS.

     "B.C. Guarantor LoCs" shall have the meaning assigned to it in Section 7.2(c).

     "B.C. Guarantor Reimbursement Agreements" shall have the meaning assigned to it in Section 7.1(h).

     "B.C. Guarantors" shall mean Bargus Partnership, Schultes Family Partnership LP, R&K Schultes Partnership, 4-SIBS, LLC, MICJIM, LP, Mark Alsentzer, Karin Alsentzer, Frank Barbella, Patricia A. Barbella, Joseph K. Battista and Brian J. Barbella.

     "BET" shall mean Barbella Environmental Technology, Inc., a Subsidiary of the Company.

     "BOA" shall mean Bank of America, N.A.

     "BOA Commitment" shall have the meaning assigned to it in Section 8.1(g).

     "Box" shall have the meaning assigned to it in Section 7.12(a).

     "Breached Representation" shall have the meaning assigned to it in Section 7.4(b).

     "Brooklyn Contract" shall mean the Contract, between BET and The City of New York, awarded by The City of New York to BET during 2001 and relating to the environmental remediation of the Pennsylvania Avenue Landfill in the Borough of Brooklyn.

     "Brooklyn Administration Agreement" shall mean the Agreement dated January 2, 2002, between BET and Polar Capital LLC

     "Business" shall have the meaning assigned to it in Section 7.13(a).

     "business day" shall mean a calendar day other than Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

     "Calculations Certificate" shall have the meaning ascribed to it in Section 6.18.

     "Cash Facilities" shall have the meaning assigned to it in Section 7.12(a).

     "Cash Purchase Price" shall have the meaning assigned to it in Section 2.2(a).

     "CENJ" shall mean Clean Earth of North Jersey, Inc., a New Jersey corporation.

     "CEPI" shall mean Clean Earth of Philadelphia, Inc., formerly known as Soil Remediation of Philadelphia, Inc.

     "Change Order" shall mean the Assignment Agreement dated as of May 21, 2000, between Interstate Industrial Corp. and the Shareholder.

     "Clean Earth Sale Transaction" shall have the meaning assigned to it in
Section 3.2(a).

     "Clean Earth Zero Balance Account" shall have the meaning assigned to it in
Section 4.9(a).

     "Closing" and "Closing Date" shall have the respective meanings assigned to such terms in Section 2.4.

     "Closing Date Cash Payment" shall have the meaning assigned to it in
Section 2.2(b).

     "Closing Default" shall have the meaning assigned to it in the definition of "Defaulted Obligation."

     "Closing Estimates Certificate" shall have the meaning assigned to it in
Section 6.17.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Stock" shall mean the Company's common stock, $1.00 par value per share.

     "Company" shall have the meaning assigned to it in the caption.

     "Competing Business" shall have the meaning assigned to it in Section 4.28.

     "Completed IRS Form 8023" shall have the meaning assigned to it in Section 7.11(b).

     "Compliance Period" shall have the meaning assigned to it in Section
9.1(f).

     "Concentration Account" shall have the meaning assigned to it in Section 4.9(a).

     "Corporate Allocation Payment" shall have the meaning assigned to it in
Section 7.12(f)(iv).

     "CTI" shall mean Consolidated Technologies, Inc., a Subsidiary of the Company.

     "Custody Arrangement" shall have the meaning assigned to it in Section 7.12(a).

     "Damages" shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever, including, but not limited to, (x) reasonable attorneys', accountants', and experts' fees, and disbursements of counsel, (y) removal costs, cleanup costs, containment costs, remediation costs, closure costs, fines, penalties, and expenses of investigation and ongoing monitoring, and (z) other costs and expenses incurred pursuing indemnification claims under Article X hereof.

     "Defaulted Obligation" shall mean any Adjusted Long-Term Debt (excluding the PNC Obligation) (a) listed on Schedule 1 which shall be outstanding immediately prior to the Closing, or (b) if (i) immediately prior to the Closing, under the terms of such Adjusted Long-Term Debt (subject to any waiver thereof by the D.O. Obligee thereunder), a D.O. Obligor thereunder is in violation thereof or in breach of or in default thereunder, or, a condition shall exist such that, upon the passage of time, the giving of notice, the expiration of a grace period or all of the foregoing, (x) a right of termination, cancellation or acceleration thereunder has arisen or is reasonably likely to arise in favor of a D.O. Obligee thereunder or (y) a D.O. Obligor is reasonably likely to be in violation thereof or in breach of or in default thereunder (collectively, a "Pre-Closing Default") or (ii) upon the occurrence of the Closing, as a result of the occurrence of the Closing, under the terms of such Adjusted Long-Term Debt, (x) a D.O. Obligor thereunder shall or is reasonably likely to be in violation thereof or in breach of or in default thereunder, or, a condition shall exist such that, upon the passage of time, the giving of notice, the expiration of a grace period or all of the foregoing, (1) a right of termination, cancellation or acceleration thereunder shall or is reasonably likely to arise in favor of a D.O. Obligee thereunder or (2) a D.O. Obligor thereunder is reasonably likely to be in violation thereof or in breach of or in default thereunder and (y) the waiver of such violation, breach, default or right of termination, cancellation or acceleration shall not have been made by the D.O. Obligee thereunder by the Closing (collectively, a "Closing Default"); provided, however, that the term "Defaulted Obligation" shall not include Adjusted Long Term Debts which (x) fall within clause (ii) of the definition of "Defaulted Obligation" and (y) constitute either (1) leases of equipment possessed or operated by the Company or any Subsidiary thereof (provided, that such exclusion shall be limited to only the first $150,000 of the obligations of the D.O. Obligors under such leases) or (2) obligations to BOA under the Existing Credit Agreement. For purposes of the definition of "Defaulted Obligation", the current portion of an obligation constituting Adjusted Long-Term Debt shall be included within such Adjusted Long-Term Debt.

     "Delivery Date Cut-Off" shall have the meaning ascribed to it in Section 6.19.

     "disclosing party" shall have the meaning ascribed to it in Section 7.3(b).

     "Distributed Claims" shall mean, collectively, the receivables related to the Quakertown Claim and the Change Order related to the Interstate Industrial Joint Venture Claim.

     "D.O. Note" shall have the meaning ascribed to it in Section 2.2(f).

     "D.O. Obligee" shall mean, with respect to a Defaulted Obligation, each Person which is an obligee under such Defaulted Obligation.

     "D.O. Obligor" shall mean, with respect to a Defaulted Obligation, each of the Company and its Subsidiaries which is an obligor under such Defaulted Obligation.

     "D.O. Reduction" shall mean, with respect to any Defaulted Obligation, assuming the occurrence of the Closing, the aggregate amount of such Defaulted Obligation immediately thereafter, but before giving effect to any actual or potential repayment of such Defaulted Obligation simultaneous with, or at any time following, the Closing.

     "DOL" shall mean the United States Department of Labor.

     "Downstream Fiduciary Payment" shall have the meaning assigned to it in
Section 7.12(i).

     "Downstream Repayment" shall have the meaning assigned to it in Section 7.12(f)(vi).

     "Environmental Laws" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal transport, transloading, cleanup decontamination, discharge and disposal of Hazardous Materials, including, without limitation, those statutes, laws, rules and regulations set forth below in the definitions of "Hazardous Material".

     "Environmental Reports" shall have the meaning assigned to it in Section 4.26(g).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code
Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

     "Escrow Agent" shall mean SunTrust Bank, a Georgia banking corporation.

     "Escrow Agreement" shall mean the Escrow Agreement dated as of the date hereof, by and among the Shareholder, the Company, Purchaser, Purchaser Sub, and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

     "Escrow Deposit" shall have the meaning assigned to it in Section 7.14.

     "Escrowed Funds" shall have the meaning assigned to it in Section 2.2(b).

     "Escrowed Proxy Reimbursement Amount" shall have the meaning assigned to it in Section 7.14.

     "Estimated Adjusted Long-Term Debt" shall have the meaning assigned to it in Section 6.17.

     "Estimated AWC" shall have the meaning assigned to it in Section 6.17.

     "Estimated D.O. Reduction" shall have the meaning assigned to it in Section 6.17.

     "Estimated Total D.O. Reduction" shall mean the sum of the Estimated D.O. Reductions.

     "Excess Billings" shall mean the billings of the Company and its Subsidiaries in excess of cost incurred (including, without limitation, any long-term portion thereof), within the meaning of U.S. generally accepted accounting principles.

     "Excess Corporate Allocation Payment" shall have the meaning assigned to it in Section 7.12(g).

     "Existing Credit Agreement" shall mean that certain Credit Agreement dated as of June 30, 2000, among the Shareholder, various financial institutions, BOA, as administrative agent, issuing bank and swing line bank and BAS, as lead arranger and book manager, as amended, amended and restated, supplemented or otherwise modified through the Closing Date.

     "Existing Credit Documents" shall mean (i) the Existing Credit Agreement, and (ii) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

     "Existing Senior Lenders" shall have the meaning assigned to it in Section 7.12(o).

     "Facility Provider" shall have the meaning assigned to it in Section
7.12(a).

     "Final Adjusted Long-Term Debt" shall have the meaning assigned to it in
Section 6.18.

     "Final Adjusted Long-Term Debt Adjustment" shall have the meaning assigned to it in Section 2.2(d)(i).

     "Final AWC" shall have the meaning assigned to it in Section 6.18.

     "Final AWC Adjustment" shall have the meaning assigned to it in Section 2.2(d)(ii).

     "Final Cash Adjustment" shall have the meaning assigned to it in Section 2.2(d)(iv).

     "Final Closing Date Balance Sheet" shall have the meaning ascribed to it in
Section 6.18.

     "Final Defaulted Obligations" shall have the meaning assigned to it in
Section 6.18.

     "Final D.O. Reduction" shall have the meaning assigned to it in Section
6.18.

     "Final Draft Audited Financial Statements" shall have the meaning assigned to it in Section 6.19.

     "Final Draft Auditor Report" shall have the meaning assigned to it in
Section 6.19.

     "Final Indemnity Determination" shall have the meaning assigned to it in
Section 10.2(d).

     "Final D.O. Adjustment" shall mean, with respect to any Defaulted Obligation, the excess (if any) of (x) the Final D.O. Reduction of such Defaulted Obligation over (y) the Estimated D.O. Reduction of such Defaulted Obligation.

     "Final Total D.O. Adjustment" shall have the meaning assigned to it in
Section 2.2(d)(iii).

     "Final Total D.O. Reduction" shall have the meaning assigned to it in
Section 6.18.

     "Financial Assurances" shall mean financial instruments, deposits, trust funds, escrow funds, surety bonds, letters of credit or other similar financial assurance instruments.

     "FMV Allocation Schedule" shall have the meaning assigned to it in Section 7.11(b).

     "Fundamental Seller Representations" shall have the meaning assigned to it in Section 10.1(a).

     "General Cap" shall have the meaning assigned to it in Section 10.5(a).

     "General Deductible" shall have the meaning assigned to it in Section 10.5(a).

     "General Threshold" shall have the meaning assigned to it in Section
10.5(a).

     "Governmental Entity" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

     "Guaranty" shall mean any guaranty or similar agreement made by Shareholder as a corporate guarantor of any liabilities or obligations on behalf of the Company.

     "Halifax" shall mean Halifax Fund, L.P.

     "Halifax Consent" shall have the meaning assigned to it in Section 3.3.

     "Halifax Documents" shall mean (i) the Convertible Debenture Purchase Agreement dated as of February 2, 2000, between the Shareholder and Halifax,
(ii) the 5% Convertible Debenture due February 2, 2005, in the original principal amount of $7,500,000, issued by the Shareholder to Halifax, (iii) the Registration Rights Agreement dated as of February 2, 2000, between the Shareholder and Halifax, (iv) the Common Stock Purchase Warrant, issued by the Shareholder to Halifax, and (v) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

     "Hazardous Material" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

          (a) those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et. seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et. seq., and in the regulations promulgated pursuant thereto;

          (b) those substances defined as "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in any state in which the Company performs services, does business or owns or leases Real Property;

          (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor thereto) as hazardous substances (40 CFR Part 302 and any amendments thereto);

          (d) such other substances, materials and wastes that are or become regulated under applicable local, state or federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

          (e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychorinated biphenyls, methylene chloride, trichorothylene, transdichoroethylene, dioxins or dibenzofurans, (ii) designated as an "extremely hazardous substance" pursuant to Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et. seq. (U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section
     1317), or Section 112 or other sections of the Clean Water Act, as amended.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Incoming Payments" shall have the meaning assigned to it in Section
7.12(b).

     "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rate (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with U.S. generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) to the extent guaranteed as to payment of principal or interest by such Person or in effect guaranteed as to payment by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire security therefor;
(iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon liabilities or obligations of another Person as to which such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person's employees or for inventory or similar property or services acquired and consumed in the Ordinary Course or for services, including but not limited to accounts payable.

     "Indemnifiable Claim" shall have the meaning assigned to it in Section 10.3(a).

     "Indemnified Group" shall have the meaning assigned to it in Section
10.5(a).

     "Indemnified Party" shall have the meaning assigned to it in Section
10.3(a).

     "Indemnifying Party" shall have the meaning assigned to it in Section 10.3(a).

     "Initial Adjusted Long-Term Debt Adjustment" shall have the meaning assigned to it in Section 2.2(c)(i).

     "Initial AWC Adjustment" shall have the meaning assigned to it in Section 2.2(c)(iv).

     "Initial Cash Adjustment" shall have the meaning assigned to it in Section 2.2(c)(vi).

     "Initial Total D.O. Adjustment" shall have the meaning assigned to it in
Section 2.2(c)(v).

     "Insurance Payments" shall have the meaning assigned to it in Section 7.12(f)(iii).

     "Interstate Industrial Joint Venture Claim" shall mean the claims for payment or other consideration of the Company and its Subsidiaries pursuant to the Joint Venture Agreement dated December 31, 1997 between Interstate Industrial Corp. and the Shareholder.

     "Intervening Event" shall have the meaning assigned to it in Section
7.4(b).

     "IRS" shall mean the United States Internal Revenue Service.

     "ISRA" shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

     "ITS" shall mean Integrated Technical Services, Inc.

     "KPMG" shall mean KPMG, LLP.

     "Latest Unaudited Annual Financial Statements" shall have the meaning assigned to it in Section 4.4(a).

     "Latest Unaudited Year-End Balance Sheet" shall have the meaning assigned to it in Section 4.4(a).

     "Leased Real Property" shall mean all real property, including Structures, leased by the Company.

     "Legal Requirements" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

     "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

     "Material Adverse Effect" shall mean, with respect to any Person (including, without limitation, the Company), a material adverse effect on the financial condition, properties, business, operations, assets or results of operations of such Person and its Subsidiaries taken as a whole. Notwithstanding the foregoing, a Material Adverse Effect with respect to a Person shall not include any adverse effect resulting from (i) a decline in general economic or general business conditions, except to the extent that such Person has been disproportionately affected, or (ii) a decline in general industry-wide conditions, except to the extent that such Person has been disproportionately affected.

     "Melon Documents" shall mean (i) the Promissory Note dated December 30, 1998, issued by CENJ to Melon Leasing Corporation, (ii) the Purchase Money Mortgage dated as of December 30, 1998, between CENJ and Melon Leasing Corporation, and (iii) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

     "Mortgage Payments" shall have the meaning assigned to it in Section 7.12(f)(iii).

     "Net Intercompany Position" shall have the meaning assigned to it in
Section 7.12(g).

     "Non-Cash Purchase Price" shall have the meaning assigned to it in Section 2.2(a).

     "Non-Compliance Date" shall have the meaning assigned to it in Section 9.1(f).

     "Notes" shall have the meaning assigned to it in Section 2.2(a).

     "Notice of Disagreement" shall have the meaning ascribed to it in Section 6.18.

     "NUFI" shall mean National Union Fire Insurance Company of Pittsburgh, PA (a member company of the American International Group).

     "Ordinary Course" shall mean, when used with reference to the Company or a Subsidiary, the ordinary course of the Company's or its Subsidiary's business, consistent with past practices.

     "Original Agreement" shall have the meaning assigned to it in the recitals.

     "Original Proxy Statement" shall mean the Company's definitive proxy statement on Schedule 14A, filed on February 15, 2002 with the Securities and Exchange Commission.

     "Original Purchaser Entity" shall have the meaning assigned to it in the recitals.

     "Owned Real Property" shall mean all real property, including Structures, owned by the Company or a Subsidiary.

     "Payors" shall have the meaning assigned to it in Section 7.12(b).

     "Payroll" shall have the meaning assigned to it in Section 7.12(f)(iii).

     "Payroll Taxes" shall have the meaning assigned to it in Section 7.12(f)(iii).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Permits" shall have the meaning assigned to it in Section 4.16.

     "Permitted Accounts" shall have the meaning assigned to it in Section 7.12(b).

     "Permitted Additional Remedies" shall have the meaning assigned to it in
Section 10.4.

     "Permitted Boxes" shall have the meaning assigned to it in Section 7.12(b).

     "Permitted Guaranty" shall have the meaning assigned to it in Section 10.2(b).

     "Permitted Liens" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under worker's compensation laws or similar legislation, carriers', warehousemen's, mechanic's, laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent and would not be delinquent but for the existence of a grace period then in effect.

     "Permitted Locations" shall have the meaning assigned to it in Section 7.12(b).

     "Permitted Transfer" shall have the meaning assigned to it in Section 11.2.

     "Permitted Transferee" shall have the meaning assigned to it in Section
11.2.

     "Persons" shall mean all natural persons, corporations, business trusts, associations, limited liability companies, companies, partnerships, joint ventures, Governmental Entities and any other entities.

     "Philadelphia Facility" shall have the meaning assigned to it in Section 10.2(a)(vi).

     "Philadelphia Indemnity Amount" shall have the meaning assigned to it in
Section 2.3(d).

     "Philadelphia Indemnity Cap" shall have the meaning assigned to it in
Section 10.5(c).

     "Philadelphia Indemnity Deductible" shall have the meaning assigned to it in Section 10.5(c).

     "Philadelphia Indemnity Determination" shall have the meaning assigned to it in Section 10.2(e).

     "PNC" shall mean PNC Bank, Delaware.

     "PNC Documents" shall mean (i) the Promissory Note dated May 21, 1999, issued by CEPI to PNC, (ii) the Open-End Mortgage dated as of February 21, 1999, between CEPI and PNC, (iii) the Guaranty and

Suretyship Agreement dated as of February 21, 1999 between the Company and PNC,
(iv) the PNC Shareholder Guaranty and (v) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

     "PNC Pittsburgh" shall have the meaning assigned to it in Section 4.9(a).

     "PNC Shareholder Guaranty" shall mean the Guaranty and Suretyship Agreement dated as of February 21, 1999 between the Shareholder and PNC.

     "PNC Obligation" shall mean the liabilities and obligations of the Shareholder, the Company and CEPI pursuant to the PNC Documents.

     "Policies" shall have the meaning assigned to it in Section 4.9(b).

     "Pre-Closing Balance Sheet" shall have the meaning assigned to it in
Section 6.17.

     "Pre-Closing Default" shall have the meaning assigned to it in the definition of "Defaulted Obligation."

     "Pre-Closing Dispute Procedure" shall have the meaning assigned to it in
Section 6.17.

     "Pre-Signing Events" shall have the meaning assigned to it in Section
7.4(b).

     "Proprietary Information" shall have the meaning assigned to it in Section 4.8(b).

     "Proxy Escrow" shall have the meaning assigned to it in Section 7.14.

     "PRP Matters" shall mean the matters listed on Schedule 4.26(c) in which CENJ, or any of its predecessor companies, has been, or may be named, as a "potentially responsible party".

     "PRP Reserve" is hereby defined as the $324,485 reserve on the Latest Unaudited Year-End Balance Sheet of the Company with respect to the PRP Matters.

     "Proxy Statement" shall have the meaning assigned to it in Section 7.1(e).

     "Purchase Price" shall have the meaning assigned to it in Section 2.2(a).

     "Purchase Price Overpayment" shall have the meaning ascribed to it in
Section 2.3(b)(i).

     "Purchase Price Underpayment" shall have the meaning ascribed to it in
Section 2.3(b)(ii).

     "Purchaser" shall have the meaning assigned to it the caption.

     "Purchaser Indemnified Group" shall have the meaning ascribed to it in
Section 10.2(a).

     "Purchaser Indemnity Determination" shall have the meaning assigned to it in Section 10.2(d).

     "Purchaser Preferred Stock" shall have the meaning ascribed to it in
Section 5.5.

     "Purchaser Section 338 Escrow" shall have the meaning assigned to it in
Section 7.11(b).

     "Purchaser Sub" shall have the meaning assigned to it the caption.

     "Quakertown Claim" shall mean the claims for payment or other consideration of the Company and its Subsidiaries pursuant to the Quakertown Founding Site Agreement dated December 1998 between ITS, a subsidiary of the Company, and Pennsylvania Department of Environmental Protection.

     "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq.

     "Real Property" shall mean the Owned Real Property and the Leased Real Property, collectively.

     "Recovery Procedure" shall have the meaning assigned to it in Section
2.3(f).

     "Registered Rights" shall have the meaning assigned to it in Section
4.8(a).

     "Related Person" shall mean, with respect to any Person, (a) each Person who serves as a director or officer of such Person (or in a similar capacity), and (b) each Affiliate of each Person referred to in the foregoing clause (a).

     "Remaining Purchase Price Overpayment" shall have the meaning ascribed to it in Section 2.3(b)(i).

     "Remaining Purchaser Indemnity Amount" shall have the meaning ascribed to it in Section 2.3(d).

     "Representatives" shall mean, with respect to any Person, such Persons' directors, officers, employees, agents, consultants, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.

     "Required Policies" shall have the meaning assigned to it in Section
4.9(b).

     "Restricted Area" shall have the meaning assigned to it in Section 7.13(b).

     "Schnitzer Contract" shall mean the Contract of Dredging and Material Disposition dated as of September 24, 1999, between CTI and Hugo Neu Schnitzer East.

     "Section 338 Election" shall have the meaning assigned to it in Section 7.11(a).

     "Section 338 Returns" shall have the meaning assigned to it in Section 7.11(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Segregated Accounts" shall have the meaning assigned to it in Section 7.12(e).

     "Seller Note" shall have the meaning assigned to it in Section 2.2(a).

     "Seller Note Reduction" shall have the meaning assigned to it in Section 2.3(e).

     "Senior Facility Consent" shall have the meaning assigned to it in Section 3.3.

     "Shareholder" shall have the meaning assigned to it the caption.

     "Shareholder Approval" shall have the meaning assigned to it in Section 7.1(e).

     "Shareholder Board" shall have the meaning assigned to it in Section
3.2(a).

     "Shareholder CFO" shall have the meaning assigned to it in Section 7.12(f)(v).

     "Shareholder Indemnified Group" shall have the meaning ascribed to it in
Section 10.2(b)

     "Shareholder Meeting" shall have the meaning assigned to it in Section 7.1(e).

     "Shareholder Update Letter" shall have the meaning assigned to it in
Section 7.4(b).

     "Shares" shall have the meaning assigned to it in Section 2.1.

     "Structure" shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

     "Subsidiary" of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly, in the aggregate, by such Person or by one or more Subsidiary entities of such Person, or both.

     "Substitution Agreement" shall mean the Substitution Agreement dated as of the date hereof, among Purchaser, NUFI and TICSP, a copy of which is attached hereto as Exhibit R.

     "Survival Date" shall have the meaning assigned to it in Section 10.1(a).

     "Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, (i) any interest, fine, penalty or addition thereto, whether disputed or not, and
(ii) any Tax liability arising as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, by reason of Treasury Regulation sec. 1.1502-6 or otherwise, and (iii) any similar Tax liability as result of being a transferee or under an indemnity or contractual agreement.

     "Tax Election Escrow" shall have the meaning assigned to it in Section 7.11(b).

     "Tax Payment Collateral" shall have the meaning assigned to it in Section 7.11(b).

     "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

     "TICSP" shall mean The Insurance Company of the State of Pennsylvania

     "Total D.O. Reduction" shall mean the sum of all of the D.O. Reductions.

     "Transaction Documents" means this Agreement, the Escrow Agreement, the Notes, the Transition Agreement, and the other documents executed and delivered in connection herewith or therewith.

     "Transfer Notice" shall have the meaning assigned to it in Section 11.2.

     "Transferee Acceptance Notice" shall have the meaning assigned to it in
Section 11.2.

     "Transferred Notes" shall have the meaning assigned to it in Section 11.2.

     "Transferring Holder" shall have the meaning assigned to it in Section
11.2.

     "Transition Agreement" shall mean the Transition Services Agreement dated as of the Closing Date, by and between the Shareholder and the Company, substantially in the form attached hereto as Exhibit C.

     "Trust Fund Agreement" shall mean the Remediation Trust Fund Agreement dated as of September 10, 2001, between CENJ and First Union National Bank, a National Bank.

     "Unaudited Financial Statements" and "Unaudited April Balance Sheet" shall have the meanings assigned to each in Section 4.4(a).

     "Unrecovered Purchaser Amount" shall have the meaning assigned to it in
Section 2.3(e).

     "Upstream Fiduciary Payment" shall have the meaning assigned to it in
Section 7.12(f)(v).

     "Upstream Repayment" shall have the meaning assigned to it in Section 7.12(j).

     "Upstream Repayment Date" shall have the meaning assigned to it in Section 7.12(j).

     "USPLIP" shall have the meaning assigned to it in Section 6.21.

     "Welfare Plan" shall have the meaning assigned to it in Section 4.14(c).

                                   ARTICLE II

                             PURCHASE OF SECURITIES

2.1  SALE AND DELIVERY.

     The Shareholder agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase and accept from the Shareholder, free and clear of all Liens, on the terms and conditions set forth in this Agreement, and for the purchase price described in Section 2.2(a) below, 100 shares of Common Stock (the "Shares"). The Shares constitute all of the outstanding capital stock of the Company.

2.2  PURCHASE PRICE.

     (a) The aggregate purchase price (the "Purchase Price") to be paid by Purchaser to the Shareholder for the Shares shall be a combination of (i) an amount in cash (the "Cash Purchase Price") equal to (A) Forty Five Million Dollars ($45,000,000), plus (B) the Audit Fee, plus or minus (C) any Initial Cash Adjustment made pursuant to Section 2.2(c), plus or minus (D) any Final Cash Adjustment made pursuant to Section 2.2(d); and (ii) non-cash consideration (the "Non-Cash Purchase Price") consisting of (x) a 5.0% Junior Subordinated Promissory Note issued by Purchaser to Shareholder in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) with a scheduled final maturity date representing the ten-year anniversary date of the Closing Date, in the form attached hereto as Exhibit D (the "Seller Note"), and
(y) the D.O. Notes issued by Purchaser to Shareholder pursuant to Section 2.2(b) (together with the Seller Note, the "Notes"). The parties agree that, as of the Closing Date, other than for tax purposes, (i) the Seller Note shall be deemed to have a value of $3,500,000 and (ii) each D.O. Note shall be deemed to have a value equal to its Estimated D.O. Reduction (subject, after such date, to automatic adjustment by the amount of its Final D.O. Adjustment), in each case, among other things, for the purpose of calculating the Purchase Price used in connection with determining calculations pursuant to Section 2.3.

     (b) On the Closing Date, Purchaser shall make payment of (i) the Cash Purchase Price by way of (1) wire transfer of an amount (the "Closing Date Cash Payment") equal to (A) the Cash Purchase Price (after giving effect to any Initial Cash Adjustment but before giving effect to any Final Cash Adjustment) less (B) One Million Dollars ($1,000,000), less (C) the Audit Fee (but only if required to be paid to KPMG in accordance with Section 6.19), less (D) the Escrowed Proxy Reimbursement Amount (to the extent such amount has been placed in escrow pursuant to Section 7.14 prior to the Closing Date), to an account designated in writing by the Shareholder to Purchaser no less than two business days before the Closing Date, (2) if the Audit Fee is required to be paid to KPMG in accordance with Section 6.19, wire transfer of the Audit Fee to KPMG, to an account designated in writing by KPMG to the Shareholder and Purchaser no less than two business days before the Closing Date, and (3) delivery of an amount equal to One Million Dollars ($1,000,000) (the "Escrowed Funds") to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and paid as provided in Section 2.3 and as more fully provided in the Escrow Agreement; and
(ii) the Non-Cash Purchase Price, through its simultaneous issuance and delivery of (1) the D.O. Notes to the Shareholder and (2) the Seller Note to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement as provided in
Section 2.3 and as more fully provided in the Escrow Agreement.

     (c) The Closing Date Cash Payment shall be subject to adjustment as follows:

          (i) If the aggregate amount of the Estimated Adjusted Long-Term Debt as reflected on the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate is greater or less than $5,500,000, the Cash Purchase Price (and the Closing Date Cash Payment) shall be (A) decreased, to the extent greater than $5,500,000, by the amount of the excess, or (B) increased, to the extent less than $5,500,000, by the amount of the difference (such adjustment, the "Initial Adjusted Long-Term Debt Adjustment").

          (ii) If the amount of the Estimated AWC as reflected in the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate is less than $10,000,000, the Cash Purchase Price (and the Closing Date Cash Payment) shall be reduced by the amount of the deficiency;

          (iii) If the amount of the Estimated AWC as reflected in the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate is greater than $12,500,000, the Cash Purchase Price (and the Closing Date Cash Payment) shall be increased by the amount of the difference.

          (iv) The required adjustment to the Cash Purchase Price (and the Closing Date Cash Payment) by reason of an adjustment set forth in clause
     (ii) or (iii) above shall be referred to as the "Initial AWC Adjustment."

          (v) The Cash Purchase Price (and the Closing Date Cash Payment) shall be reduced by the amount, if any, of the Estimated Total D.O. Reduction (such adjustment, the "Initial Total D.O. Adjustment").

          (vi) The net adjustment resulting from the Initial Adjusted Long-Term Debt Adjustment, the Initial AWC Adjustment and the Initial Total D.O. Adjustment pursuant to this Section 2.2(c) shall be referred to as the "Initial Cash Adjustment."

     (d) Notwithstanding the foregoing, the Cash Purchase Price shall be subject to further adjustment as follows:

          (i) Upon the final determination of the Final Closing Date Balance Sheet and the aggregate amount of the Final Adjusted Long-Term Debt in accordance with Section 6.18, if the aggregate amount of the Final Adjusted Long-Term Debt is greater or less than the aggregate amount of the Estimated Adjusted Long-Term Debt, the Cash Purchase Price shall be (A) decreased, to the extent greater than the aggregate amount of the Estimated Adjusted Long-Term Debt, by the amount of the excess, or (B) increased, to the extent less than the aggregate amount of the Estimated Adjusted Long-Term Debt, by the amount of the difference (such adjustment, the "Final Adjusted Long-Term Debt Adjustment").

          (ii) Upon the final determination of the Final Closing Date Balance Sheet and the amount of the Final AWC in accordance with Section 6.18,

             (A) if the amount of the Final AWC is less than the amount of the Estimated AWC specified in the Closing Estimates Certificate, the Cash Purchase Price shall be reduced by the amount of the deficiency; and

             (B) if the amount of the Final AWC is greater than the amount of the Estimated AWC specified in the Closing Estimates Certificate, the Cash Purchase Price shall be increased by the amount of the difference.

          The adjustment to the Cash Purchase Price (if any) by reason of the adjustment set forth in this clause (ii) above shall be referred to as the "Final AWC Adjustment".

          (iii) Upon the final determination of the Final Closing Date Balance Sheet and the aggregate amount of the Final Defaulted Obligations and the amount of the Final Total D.O. Reduction in accordance with Section 6.18, the Cash Purchase Price shall be reduced (such adjustment, the "Final Total D.O. Adjustment") by the excess (if any) of (x) the Final Total D.O. Reduction over (y) the Estimated Total D.O. Reduction.

          (iv) The net adjustment resulting from the Final Adjusted Long-Term Debt Adjustment, the Final AWC Adjustment and the Final Total D.O. Adjustment pursuant to this Section 2.2(d) shall be referred to as the "Final Cash Adjustment."

     (e) Purchaser agrees to use its commercially reasonable efforts to have each D.O. Note refinanced within a reasonable period following the Closing Date on terms and with security no more adverse to Purchaser than those of such D.O. Note and related security and apply the proceeds thereof to the payment of such D.O. Note. The foregoing undertaking of Purchaser shall not require Purchaser to incur any material expense or fees, or make any material payments to such lenders, to effect any such refinancing.

     (f) With respect to each Defaulted Obligation, Purchaser shall issue and deliver a promissory note (each, a "D.O. Note") to the Shareholder at the Closing in an original principal amount equal to the Estimated D.O. Reduction of such Defaulted Obligation (which principal amount shall be automatically adjusted by the amount of the Final D.O. Adjustment thereof), payable on such terms and at such date or dates as such Defaulted Obligation would have been payable by the D.O. Obligors thereunder had the Pre-Closing Default or Closing Default thereunder not occurred (provided, that Purchaser shall be the sole obligor with respect to such D.O. Note). Each D.O. Note shall be secured by liens to be granted by the D.O. Obligors under the related Defaulted Obligation on the real estate or other collateral of such D.O. Obligors which was the subject of the liens, if any, in favor of the D.O. Obligees under such Defaulted Obligation and which secured repayment of such Defaulted Obligation, with such new liens to be of the same nature and have the same priority as such former liens. In the case of each Defaulted Obligation, the related D.O. Note shall be in form and substance reasonably satisfactory to the Shareholder, Purchaser and Purchaser Sub.

2.3  ESCROW; SATISFACTION OF PAYMENT CLAIMS.

     (a) At the Closing, Purchaser shall deliver the Escrowed Funds (by wire transfer) and the Seller Note to the Escrow Agent, to be held in escrow and released to the Shareholder, Purchaser or Purchaser Sub in accordance with the terms and conditions provided herein and in the Escrow Agreement. As provided more fully in the Escrow Agreement, (x) the Escrowed Funds and the Seller Note shall be available to satisfy certain claims of Purchaser and Purchaser Sub pursuant to Section 2.3(b)(i), Section 2.3(c), Section 2.3(d) and Section 2.3(e), and (y) any remaining Escrowed Funds and the Seller Note shall be released to the Shareholder upon the latest of (1) the one-year anniversary of the Closing Date, (2) the final determination of the Final Closing Date Balance Sheet and the Final Cash Adjustment in accordance with Section 6.18 and the collection by Purchaser of any Purchase Price Overpayment from the Escrowed Funds or by retirement or reduction of, or offset against, the Seller Note, and
(3) the final, binding resolution of any disputes between the Shareholder, on the one hand, and Purchaser and Purchaser Sub, on the other hand, arising under this Agreement of which the Escrow Agent is notified in writing by the Shareholder, Purchaser or Purchaser Sub prior to such one-year anniversary.

     (b) Upon the final determination of the Final Closing Date Balance Sheet and the Final Cash Adjustment in accordance with Section 6.18, the following amounts will be payable in accordance with the following terms:

          (i) If the Purchase Price (as adjusted by the Final Cash Adjustment) is less than the sum of (a) the Closing Date Cash Payment, (b) the initial value of the Seller Note (as specified in Section 2.2(a)), (c) the aggregate initial value of the D.O. Notes (as specified in Section 2.2(a)), as adjusted by the Final D.O. Adjustments, (d) the initial amount of the Escrowed Funds, (e) the Audit Fee, and (f) the Escrowed Proxy Reimbursement Amount, Purchaser shall be entitled to the amount of such overpayment (such overpayment, the "Purchase Price Overpayment"). Purchaser shall first seek to collect the Purchase Price Overpayment from the Escrowed Funds pursuant to the terms and conditions of the Escrow Agreement. If the amount recovered by Purchaser from the Escrowed Funds is less than the Purchase Price Overpayment (the "Remaining Purchase Price Overpayment"), Purchaser shall be entitled to recover the Remaining Purchase Price Overpayment in accordance with Sections 2.3(c) and 2.3(e).

          (ii) If the Purchase Price (as adjusted by the Final Cash Adjustment) is greater than the sum of (a) the Closing Date Cash Payment, (b) the initial value of the Seller Note (as specified in Section 2.2(a)), (c) the aggregate initial value of the D.O. Notes (as specified in Section 2.2(a)), as adjusted by the Final D.O. Adjustments, (d) the initial amount of the Escrowed Funds, (e) the Audit Fee, and (f) the Escrowed Proxy Reimbursement Amount, the Shareholder shall be entitled to the amount of such underpayment (such underpayment, the "Purchase Price Underpayment"). The Shareholder shall seek to collect the Purchase Price Underpayment by written demand for payment upon Purchaser, whereupon Purchaser shall pay to the Shareholder, by wire transfer of immediately available funds pursuant to the payment instructions specified in such demand, no later than five business days after its receipt of such demand, the Purchase Price Underpayment.

     (c) Purchaser shall recover the Remaining Purchase Price Overpayment by its election, in its sole discretion, (i) to make written demand upon the Shareholder for payment of all or a portion of the Remaining Purchase Price Overpayment, whereupon the Shareholder shall pay to Purchaser, by wire transfer of immediately available funds pursuant to the payment instructions specified in such demand, no later than five business days after its receipt of such demand, the portion of the Remaining Purchase Price Overpayment specified in such demand to be so paid; and (ii) to offset all or a portion of the Remaining Purchase Price Overpayment against the Seller Note, or to retire or reduce the Seller Note by all or a portion of the Remaining Purchase Price Overpayment, as more fully set forth in Section 2.3(e). Purchaser shall determine, in its sole discretion, the portion (if any) of the Remaining Purchase Price Overpayment which it shall seek to recover under clause (i) or clause (ii) above.

     (d) In the event of a Purchaser Indemnity Determination (other than a Philadelphia Indemnity Determination), Purchaser and Purchaser Sub shall first seek to collect the amount of such Purchaser

Indemnity Determination from the Escrowed Funds pursuant to the terms and conditions of the Escrow Agreement. If the amount recovered by Purchaser and Purchaser Sub from the Escrowed Funds is less than the amount of such Purchaser Indemnity Determination, Purchaser and Purchaser Sub shall be required to recover the amount of such shortfall (the "Remaining Purchaser Indemnity Amount") by offset of the Remaining Purchaser Indemnity Amount against the Seller Note, or by the mandatory retirement or reduction of the Seller Note by the Remaining Purchaser Indemnity Amount, as more fully set forth in Section 2.3(e). If, after giving effect to the provisions of Section 2.3(e), the Remaining Purchaser Indemnity Amount is not fully recovered by Purchaser and Purchaser Sub pursuant thereto, Purchaser and Purchaser Sub shall be entitled to recover the amount of such shortfall by written demand upon the Shareholder, whereupon the Shareholder shall pay to Purchaser and Purchaser Sub, by wire transfer of immediately available funds pursuant to the payment instructions specified in such demand, no later than five business days after its receipt of such demand, the amount of such shortfall. In the event of a Philadelphia Indemnity Determination, Purchaser and Purchaser Sub shall be required to recover such amount (the "Philadelphia Indemnity Amount") by offset of the Philadelphia Indemnity Amount against the Seller Note, or by the mandatory retirement or reduction of the Seller Note by the Philadelphia Indemnity Amount, as more fully set forth in Section 2.3(e)

     (e) In the event Purchaser Sub and/or Purchaser seek to recover (i) in accordance with Section 2.3(c), all or a portion of the Remaining Purchase Price Overpayment pursuant to this Section 2.3(e) or (ii) in accordance with Section 2.3(d), the Remaining Purchaser Indemnity Amount or Philadelphia Indemnity Amount pursuant to this Section 2.3(e) (either such amount, the "Unrecovered Purchaser Cash Amount"), the Unrecovered Purchaser Cash Amount shall be offset, on a dollar-for-dollar basis, against, or be recovered by the mandatory retirement or reduction of, the obligations of Purchaser under the Seller Note, on a dollar-for-dollar basis, by the Unrecovered Purchaser Cash Amount (the amount of such offset or retirement or reduction, the "Seller Note Reduction"). Purchaser and Purchaser Sub shall provide written notice of any such offset or retirement or reduction to the Shareholder, the holder of the Seller Note (the "Affected Holder"), and, prior to the release of the Seller Note to the Shareholder or the Affected Holder from escrow, the Escrow Agent, specifying the amount of the Seller Note Reduction. As more fully set forth in the Escrow Agreement, in the event the Seller Note is held in escrow at the time of the Escrow Agent's receipt of such notice, the Escrow Agent shall release from the escrow and deliver to Purchaser, no later than five business days after its receipt of such notice, the Seller Note, whereupon Purchaser shall promptly reissue to the Shareholder or the Affected Holder, as the case may be, the Seller Note to the extent of the remaining principal thereon (if any) after giving effect to such offset or retirement or reduction and deliver such reissued Seller Note to the Escrow Agent for redeposit in the escrow. In such case, the Shareholder's execution of this Agreement, or the Affected Holder's execution of its Transferee Acceptance Notice, shall hereby constitute its consent to the transfer of its title to the Seller Note to Purchaser in accordance with this Section and an irrevocable power which authorizes Purchaser to record on its books and records such transfer. In the event the Seller Note is not held in escrow at the time of the Shareholder's or the Affected Holder's receipt of such notice, such Person shall deliver to Purchaser, no later than five business days after its receipt of such notice, the Seller Note, duly endorsed for transfer or with duly executed transfer powers in form and substance sufficient to convey to Purchaser good title to the Seller Note, whereupon Purchaser shall promptly reissue and deliver to such Person the Seller Note to the extent of the remaining principal thereon (if any) after giving effect to such offset or retirement or reduction.

     (f) For all purposes of this Agreement, the procedures set forth in this
Section 2.3 shall be referred to herein as the "Recovery Procedure."

2.4  CLOSING.

     The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 10:00 AM, New York City time, at the offices of O'Sullivan LLP, 30 Rockefeller Plaza, New York, New York 10112 on the third (3rd) business day following satisfaction or, if permissible, waiver of the conditions precedent to the Closing set forth in Article VIII of this Agreement, or at such other place, time or date as shall be agreed upon by the Shareholder, the Purchaser and Purchaser

Sub (the time and date of the closing being herein generally referred to as the "Closing Date"), provided, however, that, in the event a Shareholder Update Letter is delivered to Purchaser and Purchaser Sub pursuant to Section 7.4(b), the Closing Date shall be that day which is no more than ten business days after the day on which the Closing would have occurred but for the delivery of the Shareholder Update Letter. At the Closing:

          (a) The Shareholder shall deliver or cause to be delivered to Purchaser in exchange for payment by Purchaser of the Purchase Price to the
     Shareholder:

             (i) a certificate or certificates representing all of the Shares, duly endorsed in blank, or accompanied by duly executed stock powers duly executed in blank, in proper form for transfer, transferring to Purchaser good and marketable title to the Shares, free and clear of all Liens, and with any requisite stock transfer tax stamps properly affixed thereto;

             (ii) the Escrow Agreement duly executed by the Shareholder and the Company;

             (iii) the Transition Agreement duly executed by the Shareholder and the Company;

             (iv) the Alsentzer Agreement duly executed by Alsentzer;

             (v) all of the documents, certificates, and instruments required to be delivered, or caused to be delivered, by the Shareholder pursuant to
        Section 8.1 hereof; and

             (vi) all records, documents, and files of the Company, including, without limitation, all minute books, stock records, stock certificate books, and internal accounting records.

          (b) Purchaser and Purchaser Sub shall deliver or cause to be delivered to the Shareholder, in exchange for all of the Shares:

             (i) a wire transfer to the Shareholder's designated account in the amount of the Closing Date Cash Payment, as provided in Section 2.2(b);

             (ii) the D.O. (iii) Notes, as provided in Section 2.2(b);

             (iii) the Escrow Agreement duly executed by Purchaser, Purchaser Sub and the Escrow Agent; and

             (iv) all of the documents, if any, required to be delivered by Purchaser and Purchaser Sub pursuant to Section 8.2 hereof.

          (c) Purchaser shall deliver, or cause to be delivered, to the Escrow Agent at the Closing (i) the Escrowed Funds, by wire transfer, and (ii) the Seller Note, in each case as provided in Section 2.2(b).

          (d) Purchaser shall deliver, or cause to be delivered, to KPMG at the Closing the Audit Fee, by wire transfer, to the extent provided in Section 2.2(b).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDER

     The Shareholder hereby represents and warrants to Purchaser and Purchaser Sub, as of the date hereof and as of the Closing:

3.1  OWNERSHIP OF SHARES.

     The Shareholder owns and will own up to the Closing of record and beneficially the Shares and has, and will have, at all times prior to and as of the Closing, valid title to the Shares free and clear of all Liens. Except as set forth on Schedule 3.1, there are no outstanding options, warrants, rights, calls, agreements or commitments to which the Shareholder is a party to sell any of the Shares owned by the Shareholder, and there are no contracts, commitments, agreements, understandings or arrangements to which Shareholder is a party which relate to any of the Shares.

3.2  POWER AND AUTHORITY; EXECUTION AND DELIVERY; CORPORATE ACTION.

     (a) Except for the Shareholder Approval (as may be required by applicable Legal Requirements) and other than as set forth on Schedule 3.3, all consents, filings (including any filing under the HSR Act), approvals, authorizations and orders necessary for the execution, delivery and performance by each of the Shareholder and the Company of the Transaction Documents to which it is a party (including, without limitation, the sale of the Shares to Purchaser at the Closing upon the terms and conditions of this Agreement (the "Clean Earth Sale Transaction")) have been, or prior to the Closing will have been, duly and lawfully obtained. The Board of Directors of the Shareholder (the "Shareholder Board"), at a meeting duly called and held, has approved the execution, delivery and performance by the Shareholder of the Transaction Documents to which it is a party (including, without limitation, the Clean Earth Sale Transaction). The Board of Directors of the Company, at a meeting duly called and held, has approved the execution, delivery and performance by the Company of the Transaction Documents to which it is a party. No other corporate proceedings on the part of either the Shareholder or the Company are necessary to authorize such party's execution and delivery of the Transaction Documents to which it is a party or the performance by such party of its obligations under such Transaction Documents. Each of the Shareholder and the Company has, and at the Closing such party will have, full right, power, authority and capacity to execute, deliver and perform the Transaction Documents to which it is a party.

     (b) Each of the Transaction Documents to which either the Shareholder or the Company is a party has been duly executed and delivered by such party and constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, subject to the Bankruptcy Exception.

     (c) The Shareholder Board, at a meeting duly called and held, has (i) approved the form and terms of the Transaction Documents to which the Shareholder is a party and the transactions contemplated thereby (including, without limitation, the Clean Earth Sale Transaction) and (ii) resolved to recommend the Clean Earth Sale Transaction to the shareholders of the Shareholder for their approval in accordance with applicable Legal Requirements. The Shareholder Board has not (A) withdrawn or modified or amended, in a manner adverse to Purchaser, (1) its approval of the Transaction Documents to which the Company or the Shareholder are parties or (2) its recommendation of the Clean Earth Sale Transaction to the shareholders of the Shareholder for their approval in accordance with applicable Legal Requirements, or (B) approved, recommended or endorsed any Alternative Transaction.

     (d) As of the Closing, the Shareholder Approval will have been obtained.

3.3  NO CONFLICTS.

     Except as set forth on Schedule 3.3, the execution, delivery and performance of the Transaction Documents to which the Shareholder is a party and the consummation of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which the Shareholder is a party or by which the Shareholder or the Shares are bound, or (b) result in the violation of (i) the provisions of the Articles of Incorporation or Bylaws of the Shareholder, in each case as amended, or (ii) any Legal Requirement applicable to the Shares or the Shareholder. Schedule 4.2 sets forth a list of all consents, filings, approvals, authorizations or orders by or with any Person required to be obtained or made by or with respect to the Shareholder, the Company or any of its Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby. The Shareholder shall have received (i) the consent and waiver of BOA, as administrative agent, issuing bank, swing line bank and lender, and the other lenders under the Existing Credit Documents to the consummation of the transactions contemplated by this Agreement (the "Senior Facility Consent"), and (ii) the consent and waiver of Halifax under the Halifax Documents to the consummation of the transactions contemplated by this Agreement (the "Halifax Consent").

3.4  NO BROKERS.

     Except for the BAS Fee Agreement and the fees payable thereunder for which the Shareholder has sole responsibility, no broker, finder or similar agent has been employed by or on behalf of the Shareholder in connection with this Agreement or the transactions contemplated hereby, and the Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.5  PURCHASE ENTIRELY FOR OWN ACCOUNT.

     (a) The Notes to be issued by Purchaser to the Shareholder will be acquired by the Shareholder for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in or otherwise distributing the same. The Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to all or any portion of either Note. The Shareholder qualifies as an "accredited investor" (as defined in Rule 501(a) under the Securities Act).

     (b) The Shareholder is aware that an investment in the Notes is highly speculative and subject to substantial risks. The Shareholder is capable of bearing the high degree of economic risk and burdens of an investment in the Notes, including the possibility of a complete loss of such investment and the lack of a public market and limited transferability of the Notes, which may make the liquidation of such investment impossible for an indefinite period of time. The financial condition of the Shareholder is such that it is under no present or contemplated future need to dispose of all or any portion of the Notes to satisfy any existing or contemplated undertaking, need or indebtedness.

3.6  DISCLOSURE OF INFORMATION.

     The Shareholder, individually or through its investment advisor, believes it has received all the information it considers necessary or appropriate for deciding whether to accept the Notes as the Non-Cash Purchase Price. The Shareholder further represents that, individually or through its investment advisor, it has had an opportunity to ask questions and receive answers from the Company, Purchaser and Purchaser Sub regarding the terms and conditions of the Notes and the business, properties, prospects and financial condition of the Company and Purchaser.

3.7  RESTRICTED SECURITIES.

     The Shareholder understands that the Notes are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Notes or an interest therein may not be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Notes or an available exemption from registration under the Securities Act, the Notes must be held indefinitely. In this connection, the Shareholder acknowledges that there is no public market for any of the securities of Purchaser, and understands the resale limitations by the Securities Act, including without limitation, the Rule 144 condition that current information about the Company or Purchaser, as the case may be, be available to the public.

3.8  LEGENDS.

     (a) It is understood that the Notes to be issued or reissued pursuant to
Section 2.2, Section 2.3 or Section 11.2 shall bear a legend in substantially the following form:

          "THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATE-

     MENT AS TO IT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH PROMISSORY NOTE THAT SUCH REGISTRATION IS NOT REQUIRED.

     (b) It is further understood that the Seller Note to be issued or reissued pursuant to Section 2.2, Section 2.3 or Section 11.2 shall bear a legend in substantially the following form:

          "THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATED TO CERTAIN SENIOR DEBT TO THE EXTENT PROVIDED HEREIN."

          "THIS PROMISSORY NOTE UNDER CERTAIN CONDITIONS MAY BE OFFSET AGAINST, OR MANDATORILY REDUCED OR RETIRED, OR REISSUED, PURSUANT TO THE PROVISIONS OF ARTICLE 2 OF THE AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF JUNE 14, 2002, AMONG CEI ACQUISITION CORP. ("PURCHASER SUB"), CEI HOLDING CORPORATION (THE "CORPORATION"), CLEAN EARTH, INC. ("CEI"), AND U.S. PLASTIC LUMBER CORP. (THE "SELLER"), AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE "PURCHASE AGREEMENT"), AND THE ESCROW AGREEMENT DATED AS OF JUNE 14, 2002, AMONG SUNTRUST BANK (THE "ESCROW AGENT"), PURCHASER SUB, THE CORPORATION, THE SELLER AND CEI, AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE "ESCROW AGREEMENT"). THE TRANSFER OF THIS PROMISSORY NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT AND THE ESCROW AGREEMENT AND NO TRANSFER OF THIS PROMISSORY NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF THE PURCHASE AGREEMENT AND ESCROW AGREEMENT ARE ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. THE HOLDER OF THIS PROMISSORY NOTE, BY ACCEPTANCE OF THIS PROMISSORY NOTE, AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT AND ESCROW AGREEMENT SOLELY AS THEY RELATE TO THE RIGHTS AND OBLIGATIONS OF THE HOLDER, THE PURCHASER AND THE CORPORATION HEREUNDER."

     (c) It is further understood that each D.O. Note to be issued or reissued pursuant to Section 2.2 or Section 11.2 shall bear a legend in substantially the following form:

          "THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATED TO CERTAIN SENIOR DEBT TO THE EXTENT PROVIDED HEREIN."

          "THE TRANSFER OF THIS PROMISSORY NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF JUNE 14, 2002, AMONG CEI ACQUISITION CORP., CEI HOLDING CORPORATION (THE "CORPORATION"), CLEAN EARTH, INC. AND U.S. PLASTIC LUMBER CORP., AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE "PURCHASE AGREEMENT") AND NO TRANSFER OF THIS PROMISSORY NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. A COPY OF THE PURCHASE AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. THE HOLDER OF THIS PROMISSORY NOTE, BY ACCEPTANCE OF THIS PROMISSORY NOTE, AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT SOLELY AS THEY RELATE TO THE RIGHTS AND OBLIGATIONS OF THE HOLDER, THE PURCHASER AND THE CORPORATION HEREUNDER."

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

     The Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser and Purchaser Sub, as of the date hereof and as of the Closing, that:

4.1  ORGANIZATION AND GOOD STANDING.

     (a) The Company has been duly organized under the laws of the State of Delaware and has full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted.

     (b) The Company is existing as a corporation in good standing under the laws of the State of Delaware. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 4.1(b), such jurisdictions comprising all jurisdictions in which the Company owns or leases any property, or conducts any business, so as to require such qualifications.

     (c) Except as set forth in Schedule 4.1(c), the Company has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

     (d) Each of the Company's Subsidiaries has been duly organized under the laws of its state of incorporation and has full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted.

     (e) Each of the Company's Subsidiaries set forth in Schedule 4.1(c) is existing as a corporation in good standing under the laws of its state of incorporation. Each such Subsidiary has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which such Subsidiary owns or leases any property or conducts any business, so as to require such qualifications. Each such jurisdiction is set forth in Schedule 4.1(c).

4.2  NO CONFLICTS.

     (a) Except as set forth on Schedule 4.2, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not: (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis to terminate or not perform or accelerate or increase its rights under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of the property or assets of the Company or any of its Subsidiaries is bound or affected (collectively, "Arrangements") including, without limitation, all Arrangements referred to in
Section 4.19 hereof, (ii) result in the violation of (x) the provisions of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws of the Company or any of its Subsidiaries, each as amended, or (y) any Legal Requirement applicable to or binding upon the Company or any of its Subsidiaries or upon any property or asset of the Company or any of its Subsidiaries, (iii) result in the creation or imposition of any Lien upon any property or asset of the Company or any of its Subsidiaries or (iv) otherwise adversely affect the contractual or other legal rights or privileges of the Company or any of its Subsidiaries.

     (b) Schedule 4.2 sets forth a list of all consents, filings, approvals, authorizations or orders by or with any Person required to be obtained or made by or with respect to the Shareholder, the Company or any of its Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

4.3  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists solely of One Hundred (100) shares of Common Stock having a par value of $1.00 per share, of which only the Shares are, and as of the Closing will be, issued and outstanding. All of the Shares and all of the issued and outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and outstanding. The Company is the direct record and beneficial owner of all of the outstanding shares of the capital stock of each of its Subsidiaries, and holds such securities free and clear of any Liens except as set forth on Schedule 4.3, which Liens shall be discharged or released in full prior to or simultaneously with the Closing. There are no existing options, warrants, rights, calls or agreements or commitments of any character relating to the shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries. There are no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries and no commitments to issue such securities or instruments and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries.

     (b) The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

4.4  FINANCIAL STATEMENTS.

     (a) Attached hereto as Schedule 4.4(a) are true and complete copies of the following financial statements (the "Unaudited Financial Statements"): (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2000, and the related unaudited consolidated statements of income, equity and cash flow of the Company and its Subsidiaries for the 12-month periods ended December 31, 2000 and December 31, 1999, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001 (the "Latest Unaudited Year-End Balance Sheet") and the related unaudited consolidated statements of income, equity and cash flow of the Company and its Subsidiaries for the 12-month period ended December 31, 2001 (together with the Latest Unaudited Year-End Balance Sheet, the "Latest Unaudited Annual Financial Statements"), and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at April 30, 2002 (the "Unaudited April Balance Sheet") and the related unaudited consolidated statements of income and equity of the Company and its Subsidiaries for the four-month period ended April 30, 2002.

     (b) The Unaudited Financial Statements present fairly the consolidated financial condition of the Company and its Subsidiaries in all material respects as of the dates indicated therein and the results of operations and changes in financial position of the Company and its Subsidiaries for the periods specified therein, have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions and present fairly the consolidated results of the operations of the Company and its Subsidiaries for the periods or as of the dates indicated therein.

     (c) Upon the Closing, the Company and its Subsidiaries shall have no Indebtedness to the Shareholder or any of its Subsidiaries, except for the PNC Shareholder Guaranty and any Permitted Guaranties of the Shareholder made on behalf of the Company which have not been removed prior to the Closing.

4.5  TITLE TO PROPERTY; ENCUMBRANCES.

     (a) The Company or its Subsidiaries, as the case may be, has, and at the Closing will have, good, valid and marketable title in fee simple to all Owned Real Property and all personal property reflected on the Latest Unaudited Year-End Balance Sheet as owned by the Company and its Subsidiaries and all Owned Real Property and personal property acquired by the Company and its Subsidiaries subsequent to December 31,

2001 (the "Balance Sheet Date"), in each case free and clear of all Liens except
(i) as set forth on Schedule 4.5(a), (ii) for sales and other dispositions of inventory in the Ordinary Course since the Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens. Notwithstanding anything to the contrary herein, all Owned Real Property and all personal property is being delivered hereunder "as is, where is" without any representations or warranties except as specifically set forth herein.

     (b) Schedule 4.5(b) contains a true and complete list of each parcel of Owned Real Property and a general description of each Structure situated thereon. The Shareholder has heretofore furnished to Purchaser true and complete copies of all deeds, other instruments of title and policies of title insurance indicating and describing the Company's ownership of the Owned Real Property, as well as copies of any surveys or environmental reports relating to the real property.

     (c) Schedule 4.5(c) contains a list of all tangible personal property having a cost or net book value in excess of One Hundred Thousand Dollars ($100,000.00) owned by the Company or any of its Subsidiaries (other than personal property held by the Company or any of its Subsidiaries as lessee under an operating lease).

     (d) Schedule 4.5(d)(i) contains a list of all real property leases, licenses, personal property leases and conditional sales agreements under which the Company or any of its Subsidiaries is the lessee, licensee or purchaser, together with (i) the location and nature of each of the subject properties,
(ii) the termination date of each such lease, license or agreement, (iii) the name of the lessor, licensor or conditional sale vendor and (iv) all rental and other payments required to be made for the fiscal year ending December 31, 2002. True and complete copies of all real property leases, licenses and personal property leases listed on Schedule 4.5(d)(i) have been delivered to Purchaser heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property. Except as set forth in
Schedule 4.5(d)(ii), no such lease, license or agreement will require the consent of the lessor, licensor or vendor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this
Section 4.5(d), a "lease" shall include a sublease. Each of the leases, licenses and agreements set forth on Schedule 4.5(d) is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally (the "Bankruptcy Exception"). No event or condition has happened or exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Company or any of its Subsidiaries, or to the Company's and the Shareholder's knowledge, any other party under and of such leases, licenses or agreements. There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the leases, licenses and agreements set forth on
Schedule 4.5(d)(i) (except for those that result from or relate to leased assets).

     (e) The Owned Real Property and personal property described in Sections 4.5(a), 4.5(b) and 4.5(c) and the Leased Real Property and personal property held by the Company or its Subsidiaries pursuant to the leases and licenses described in Schedule 4.5(d)(i) comprise all of the Real Property and personal property used in the conduct of business of the Company and its Subsidiaries.

4.6  ACCOUNTS RECEIVABLE, ETC.

     (a) Except as reserved on the Latest Unaudited Year-End Balance Sheet, all accounts receivable of the Company and its Subsidiaries reflected on the Latest Unaudited Year-End Balance Sheet and all accounts receivable of the Company and its Subsidiaries that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such date) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were or will be sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. The Shareholder has previously delivered to Purchaser a letter, which was addressed to Purchaser and Purchaser Sub and included a statement therein, in boldface type, to the effect that such letter is the "A/P & A/R Disclosure Letter" referred to in this Section 4.6(a) and Section 4.6(b) (the "A/P & A/R Disclosure Letter"), that contains an aging of the Company's accounts receivable as of the date of the Unaudited April Balance Sheet. The Company has established an allowance for doubtful accounts reflected on the Latest Unaudited Year-End Balance Sheet, which has been determined in accordance with U.S. generally accepted accounting principles consistently applied, and which the Company believes to be a fair amount. Since the Balance Sheet Date, neither the Company nor any Subsidiary thereof has canceled or agreed to cancel, in whole or in part, any accounts receivable except in the Ordinary Course or pursuant to the Asset Purchase Agreement dated as of March 15, 2002 among Advanced Remediation & Disposal Technologies of Delaware, Inc., Bell Environmental Consultants, Inc., Donald M. Bello and Ellen J. Silberstein.

     (b) The A/P & A/R Disclosure Letter sets forth the payee, the due date, aging and the amount of each accounts payable of the Company or any of its Subsidiaries as of the date of the Unaudited April Balance Sheet. Except as set forth in the A/P & A/R Disclosure Letter, there are no accounts payable by the Company or any of its Subsidiaries that are past due as of the date of the Unaudited April Balance Sheet. All accounts payable of the Company or any of its Subsidiaries as of the date hereof arose in the Ordinary Course.

4.7  INVENTORIES.

     Except as described in Schedule 4.7, all inventory set forth or reflected in the Latest Unaudited Year-End Balance Sheet or acquired by the Company or its Subsidiaries since the Balance Sheet Date, consist of a quality and quantity usable in the Ordinary Course.

4.8  TRADEMARKS, PATENTS, ETC.

     (a) Schedule 4.8(a) contains a complete and accurate list of all letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, URLs, grants of a license or right to the Company or its Subsidiaries or the Shareholder or its Subsidiaries with respect to the foregoing, both domestic and foreign, claimed by the Company or its Subsidiaries or used or proposed to be used by the Company or its Subsidiaries in the conduct of its business, whether registered or not (collectively herein, "Registered Rights").

     (b) Except as described in Schedule 4.8(b), the Company owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, "Proprietary Information") required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Company or its Subsidiaries, free and clear of any right, equity or claim of others. The Company and its Subsidiaries each has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

     (c) Schedule 4.8(c) contains a list and description of all licenses of or rights to Registered Rights and Proprietary Information granted to the Company or its Subsidiaries or the Shareholder or its Subsidiaries by others or to others by the Company or its Subsidiaries. Except as described in Schedule 4.8(c), (i) neither the Company nor any of its Subsidiaries nor the Shareholder nor its Subsidiaries has sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary Information or any interest therein, and (ii) neither the Company nor any of its Subsidiaries nor the Shareholder nor its Subsidiaries has infringed, violated or breached and is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

     (d) There is no claim or demand of any Person pertaining to, or any Action that is pending or, to the Shareholder's or the Company's knowledge, threatened, which challenges the rights of the Company or its Subsidiaries in respect of any Registered Right or any Proprietary Information.

     (e) There is no requirement of consent from any Person pertaining to the rights of the Company or its Subsidiaries or the Shareholder or its Subsidiaries in respect of any Registered Right and Proprietary Information or transfer of rights thereto.

     (f) All Registered Rights and Proprietary Information granted to or owned by the Company or its Subsidiaries or the Shareholder or its Subsidiaries shall be assigned to the Company at or prior to the Closing, and all such Registered Rights and Proprietary Information will be owned by or exclusively licensed to and available for use by the Company immediately following the Closing, including, but not limited to, all Registered Rights and Proprietary Information granted to or owned by USPLIP for the benefit of the Company.

4.9  BANKING AND INSURANCE.

     (a) Schedule 4.9(a)(i) contains a list, as of the date hereof, of (1) the names and locations of all financial institutions at which the Company or any of its Subsidiaries holds or maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (2) the numbers or other identification of all such accounts, boxes and arrangements, (3) the purpose of each such account, box or other arrangement, (4) the agreements or other understandings which govern the deposit and withdrawal of funds or securities into and from such accounts or boxes (or giving or acceptance of instructions with respect thereto) or specify such deposit or safekeeping arrangements or provide for the pledge of such accounts or boxes (or the funds or other securities therein), and (5) the names of all persons authorized to draw against any funds or securities therein. Schedule 4.9(a)(ii) contains a list, as of the date hereof, of (1) the names and locations of all financial institutions at which the Shareholder or any of its Affiliates (other than the Company and its Subsidiaries) holds or maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement used in connection with, or related to, the business of the Company or any Subsidiary thereof, (2) the numbers or other identification of all such accounts, boxes and arrangements, (3) the purpose of each such account, box or other arrangement, (4) the agreements or other understandings which govern the deposit and withdrawal of funds or securities into and from such accounts or boxes (or giving or acceptance of instructions with respect thereto) or specify such deposit or safekeeping arrangements or provide for the pledge of such accounts or boxes (or the funds or other securities therein) and (5) the names of all persons authorized to draw against any funds or securities therein. The Shareholder holds in its name, and is the sole owner of, Account No. 5600807716 (the "Concentration Account") and Account No. 1006799428 (the "Clean Earth Zero Balance Account"), in each case held at PNC Bank, Pittsburgh, Pennsylvania ("PNC Pittsburgh"). No checks or similar instruments have been issued on the Concentration Account. No checks or similar instruments have been issued on the Clean Earth Zero Balance Account other than in connection with, or related to, the business of the Company or any Subsidiary thereof. No post office lock box is used in connection with, or related to, the business of the Company or any Subsidiary thereof.

     (b) Schedule 4.9(b)(i) contains a list, as of the date hereof, of all Policies and sets forth, with respect to each such Policy, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, and a general description of each deductible feature. For purposes of this Section 4.9, the term "Policies" means all insurance policies and bonds (including, without limitation, all performance and warranty bonds required under outstanding contracts or purchase orders) and self insurance arrangements that cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, employees, agents and directors (including, without limitation, those arising with respect to environmental matters) of the Company and its Subsidiaries. The Company and its Subsidiaries maintain Policies (the "Required Policies") with financially sound and reputable insurance companies against risks of liability, product liability, casualty and fire, theft and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with industry practice and, in the reasonable belief of the Shareholder Board, adequate for the Company and its Subsidiaries. The Required Policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default under any of them. Except as set forth on
Schedule 4.9(b)(ii), neither the Company nor any of its Subsidiaries has received any notice of cancellation or intent to cancel or increase the premiums with respect to any of the Policies, nor, to its or the Shareholder's knowledge, is there any basis for such action.

4.10  INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES.

     (a) Neither the Company nor any of its Subsidiaries has any obligation as of the date hereof for Indebtedness in excess of $25,000 other than as set forth on Schedule 4.10(a), and copies of all instruments and documents evidencing, creating, securing or otherwise relating to Indebtedness in excess of $25,000 for which either the Company or any of its Subsidiaries is obligated have been delivered to Purchaser heretofore. Except as set forth in Schedule 4.2, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent or waiver of any person to or as a result of the consummation of the transactions contemplated by this Agreement.

     (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, secured or unsecured, whether absolute, accrued or contingent, which are not specifically reserved against in or reflected as a liability on the Unaudited April Balance Sheet or disclosed in the footnotes to the Latest Unaudited Year-End Financial Statements, except (i) as disclosed on Schedule 4.10(b), and (ii) for those liabilities and obligations (not to exceed $175,000 in the aggregate) arising since April 30, 2002 incurred in the Ordinary Course (none of which is a liability or obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of law or any action, suit or proceeding).

4.11  JUDGMENTS; LITIGATION.

     Except as set forth on Schedule 4.11:

          (a) There is no (i) outstanding judgment, order, decree, award stipulation or injunction of any Governmental Entity or arbitrator against or affecting the Company or any of its Subsidiaries or their respective properties, assets or business or (ii) Action pending against or affecting the Company, any of its Subsidiaries or its properties, assets or business.

          (b) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or its business,
     (ii) to the Company's or the Shareholder's knowledge, Action threatened against or affecting the Company, its Subsidiaries or its properties, assets or business, (iii) Action pending or, to the Company's or the Shareholder's knowledge, threatened against the Company's officers, directors or employees relating to the Company, its Subsidiaries or its business or (iv) to the Company's or the Shareholder's knowledge, basis for the institution of any Action against the Company, its Subsidiaries or any of their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on the Company.

4.12  INCOME AND OTHER TAXES.

     Except as set forth on Schedule 4.12:

          (a) All Tax Returns required to be filed through and including the Closing Date in connection with the operations of the Company and its Subsidiaries, and any other Person with whom the Company or any of its Subsidiaries has filed a consolidated, combined, unitary or affiliated Tax Return, are true, complete and correct in all respects and have been properly and timely filed on a consolidated, combined and individual basis, and all Taxes required to be paid in connection with such Tax Returns, or otherwise, have been paid. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed. Purchaser has heretofore been furnished by the Company with true, correct and complete copies of all Tax Returns for which the Company or any of its Subsidiaries could have Tax liability with respect to open tax years, including, without limitation, the past three (3) taxable years ending December 31, 1998, 1999 and 2000, and of all reports of, and communications from, any Governmental Entities relating to such periods. The Company has disclosed, or caused to be disclosed, on its Federal Income Tax Returns for which it is liable all positions taken therein that could give rise to a substantial understatement of income for federal income tax purposes within the meaning of Code Section 6662.

          (b) All Taxes required to be paid or withheld and deposited through and including the Closing Date in connection with the operations of the Company and its Subsidiaries (and any other Person for whose Taxes the Company or any of its Subsidiaries could be liable) have been duly and timely paid or deposited by the Company and its Subsidiaries. The Company and its Subsidiaries (and any other Person for whose Taxes the Company or any of its Subsidiaries could be liable) have properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to their respective employees, creditors, independent contractors and other third parties, and for sales Taxes on sales and revenues, and have properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company and its Subsidiaries have no liabilities for any Taxes (including any such Taxes of any other Person by reason of Treasury Regulation sec. 1.1502-6 or other similar provision of state, local or foreign law), other than as reflected on the Final Closing Date Balance Sheet, for any taxable period ending prior to or coincident with the Closing Date.

          (c) The Company has and will have made adequate provision on its books of account, and on the Final Closing Date Balance Sheet, for all Taxes with respect to the business, properties and operations of the Company and its Subsidiaries (and any other Taxes for which the Company or any Subsidiary thereof may be liable) (including for all income Taxes of any current tax year based on a deemed closing of the Company's or the applicable Subsidiary's books, and for all other Taxes, pro rata based on the proportion of days in the applicable tax period prior to the Closing Date) through the Closing Date. The accruals for Taxes in the Latest Unaudited Year-End Balance Sheet are adequate to cover all liabilities for Taxes of the Company and its Subsidiaries for all periods (or portions of periods) ending on or before the Balance Sheet Date and the accruals for Taxes in the Final Closing Date Balance Sheet will be adequate to cover all liabilities for taxes of the Company and its Subsidiaries for all periods (or portions of periods) ending on or before the Closing Date. For purposes of the foregoing, liabilities for Tax with respect to a period that includes, but does not end on, the Closing Date shall be included in such accruals, (i) in the case of Taxes based on or measured by gross or net income, by a deemed closing of the Company's books as of the close of business on the Closing Date; and (ii) in the case of all other Taxes, by including the percentage of such Taxes equal to the quotient (rounded to the nearest one hundredth of a percent) obtained by dividing (i) the number of days in such period up to (and including) the Closing Date, by (ii) the total number of days in such period.

          (d) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement;
     (v) other than the affiliated group of which it currently is a member, has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a);
     (vi) has never applied for a tax ruling from a Governmental Entity and
     (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e). Neither the Company nor any Subsidiary thereof has ever been required to change its accounting method pursuant to
     Section 481 of the Code or otherwise.

4.13  QUESTIONABLE PAYMENTS.

     Neither the Company nor its Subsidiaries nor, to the Shareholder's or the Company's knowledge, any of their respective directors, officers, agents, employees or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Company or any of its

Subsidiaries, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes. The books and records of the Company and each of its Subsidiaries have been maintained in accordance with good business practice, state in reasonable detail, and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its Subsidiaries.

4.14  EMPLOYEE BENEFIT MATTERS.

     (a) Schedule 4.14(a) contains a complete list of all Plans. For purposes of this Section 4.14, the term "Plan" shall mean any plan, fund, program or arrangement sponsored or maintained by the Shareholder, the Company or any of its Subsidiaries for the benefit of employees or former employees of the Company or any of its Subsidiaries which is either an "employee benefit plan" as defined in Section 3(3) of ERISA or a "fringe benefit plan" as defined in Section 6039D of the Code, including any Plan that is a "multiemployer plan" as defined in
Section 3(37) of ERISA (a "Multiemployer Plan"). True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Purchaser with respect to each Plan that is not a Multiemployer Plan: (i) the Plan documents; (ii) a written description of each Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan's most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA;
(vi) any actuarial report and valuation prepared within the last 5 years; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the DOL, IRS and PBGC during the past two years.

     (b) Each Plan, other than a Multiemployer Plan, and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. With respect to each Plan which is not a Multiemployer Plan, no non-exempt prohibited transaction (as defined in Code
Section 4975 and ERISA Sections 406 and 408) has occurred and no "fiduciary" (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company or any of its Subsidiaries, any ERISA Affiliate, or any director, officer, or employee thereof to material liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by the Company and its Subsidiaries under the terms of each Plan, and all material obligations required to be performed by any other Person under the terms of each Plan other than a Multiemployer Plan, and applicable Legal Requirements have been performed. Except as set forth on Schedule 4.14(b), there have been no Reportable Events as defined in Section 4043 of ERISA with respect to a Plan which is not a Multiemployer Plan, and no events described in Sections 4062, 4063 or 4064 of ERISA and no termination or partial termination of any Plan which is not a Multiemployer Plan.

     (c) With respect to each Plan which is not a Multiemployer Plan, all required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely and the most current Form 5500 required to be filed with the relevant authority has been attached hereto as part of Schedule 4.14(c). With respect to each Plan which is a "welfare plan" (as defined in ERISA Section 3(1)) (a "Welfare Plan") other than a Multiemployer Plan, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been satisfied in all material respects.

     (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Shareholder and the Company and any of its Subsidiaries and ERISA Affiliates. No Plan, other than a Multiemployer Plan, that is subject to
Part 3 of Subtitle B of Title I of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan, other than a

Multiemployer Plan, exists. The Shareholder, the Company and all of its Subsidiaries and ERISA Affiliates have timely paid all required contributions to each Multiemployer Plan or have cured any prior failure to make all such required contributions.

     (e) With respect to each Plan which is not a Multiemployer Plan, there are no pending or, to the Company's and the Shareholder's knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any such Plan or the assets of any such Plan, or against the Company or any of its Subsidiaries or ERISA Affiliates, or against any trustee, administrator, or fiduciary of such Plan which could result in a liability, and neither the Company nor the Shareholder has any knowledge of any facts that could form the basis of any such Action. There is no pending or, to the Company's or the Shareholder's knowledge, threatened or contemplated Action by any Governmental Entity with respect to any such Plan which could result in a liability, and neither the Company nor the Shareholder has knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

     (f) The Shareholder or the Company (or, if applicable, an ERISA Affiliate) may terminate, suspend, or amend each Plan, other than a Multiemployer Plan, at any time without any liability, except to the extent otherwise required by Code
Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Shareholder, the Company nor any of its Subsidiaries or ERISA Affiliates has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Shareholder, the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any of its Subsidiaries or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

     (g) Except as set forth on Schedule 4.14(g), neither the Shareholder, the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any
(i) Plan subject to Title IV of ERISA, including, without limitation, any Multiemployer Plan to which there is any outstanding liability, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Code Sections 162(k) or 4980B), including, without limitation, any Multiemployer Plan to which there is any outstanding liability. Neither the Shareholder, the Company nor any ERISA Affiliate has any outstanding liability arising under Title IV of ERISA.

     (h) Except as set forth on Schedule 4.14(h), based on the most recent information received by or known to the Shareholder or the Company, including without limitation information received pursuant to Section 4221(e) of ERISA, neither the Company nor any of its Subsidiaries would have any "withdrawal liability" as defined in Section 4201 of ERISA if the Company or any of its Subsidiaries were to make a complete or partial withdrawal from any Multiemployer Plan, other than a withdrawal described in Section 4203(b) of ERISA.

     (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

     (j) No event has occurred which could subject the Company or any of its Subsidiaries or any ERISA Affiliate to any liability (i) under any legal requirement relating to any Plan or (ii) resulting from any obligation of the Company or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

     (k) Except as set forth on Schedule 4.14(k), each Plan, other than a Multiemployer Plan, which is intended to be qualified under Code Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which is likely to cause or result in the loss or revocation of such determination. Each such Plan has been timely amended, or is still within the remedial amendment period under Code Section 401(b), for changes required by tax laws enacted between 1994 and 1999 (commonly referred to as "GUST").

4.15  COMPLIANCE WITH LAW.

     Except as set forth on Schedule 4.15, since January 1, 1999, neither the Company nor any of its Subsidiaries (i) has violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) to the Company's and the Shareholder's knowledge, has been alleged to be in violation of any Legal Requirement, and (iii) has received any notice of any violation or alleged violation of, or any citation for noncompliance with, any Legal Requirement.

4.16  PERMITS, LICENSES, ETC.

     The Company and each of its Subsidiaries possesses, and is operating in material compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities (collectively "Permits") necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Permits. Schedule 4.16 contains a list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Company's and the Shareholder's knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 4.16, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

4.17  REGULATORY FILINGS.

     The Company and each of its Subsidiaries has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage, production, or disposal of Hazardous Materials. All such registrations, filings and submissions were when filed and are in compliance with all Legal Requirements (including all Environmental Laws) and other requirements, no material deficiencies have been asserted by any such applicable Governmental Entity with respect to such registrations, filings or submissions and, to the Company's and the Shareholder's knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

4.18  CONSENTS.

     All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the continued operations and business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect on the Company, have been, and prior to the Closing will be, lawfully and validly obtained by the Company and its Subsidiaries, as the case may be. All consents, authorizations and approvals described in Schedules 4.5(d), 4.10(a) and 4.16 will have been lawfully and validly obtained prior to the Closing.

4.19  MATERIAL CONTRACTS; NO DEFAULTS.

     (a) Schedule 4.19(a)(i) contains the aggregate contract backlog of the Company and its Subsidiaries outstanding on the date hereof and a list and description of each sales order, sales contract and project agreement in the backlog having an indicated gross value on the date hereof in excess of Two Hundred Thousand Dollars ($200,000). All outstanding sales orders, sales contracts and project agreements of the

Company and its Subsidiaries have been entered into in the Ordinary Course. Except as set forth on Schedule 4.19(a)(ii), (1) the Company and its Subsidiaries have obtained all performance and surety bonds required under or pursuant to such contracts and orders from a recognized insurance company at a commercially reasonable cost and (2) for those contracts for which a bond will be, but is not yet, required to be obtained by the Company, or a Subsidiary thereof, subject to the then financial condition of the Company or the applicable Subsidiary, there is no reason to believe that the Company or the applicable Subsidiary will not be able to obtain any such bond from a recognized insurance company at a commercially reasonable cost.

     (b) Schedule 4.19(b) sets forth the aggregate amount of all outstanding purchase orders and purchase commitments and a list and description of all outstanding purchase orders and purchase commitments of the Company and it Subsidiaries as of the date hereof having a gross indicated value in excess of Seventy-Five Thousand Dollars ($75,000) in the aggregate from any single supplier or other vendor. All outstanding purchase orders and purchase commitments of the Company and its Subsidiaries have been incurred in the Ordinary Course.

     (c) Schedule 4.19(c) contains a true and complete list of all sales agency, sales representative, and similar contracts or agreements of the Company and its Subsidiaries, true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(c), all of such contracts and agreements are terminable at any time by the Company or the Subsidiary without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than thirty (30) days' notice.

     (d) Schedule 4.19(d)(i) contains a true and complete list and description of all noncompetition and confidentiality agreements and covenants under which the Company, its Subsidiaries or any of their respective officers, directors or employees or the Shareholder is obligated; true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(d)(ii), neither the Company nor any Subsidiary is restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and neither the Company nor any officer, director or key employee of the Company, any of its Subsidiaries or the Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Company or its Subsidiaries, as the case may be. Schedule 4.19(d)(i) also contains a true and complete list and description of all noncompetition and confidentiality agreements or covenants in favor of the Company or any of its Subsidiaries, and true and complete copies of the same have been delivered to Purchaser heretofore. There is no actual and, to the knowledge of the Shareholder and the Company, there is no pending or threatened violation or breach by any of the parties thereto of any such agreement.

     (e) Schedule 4.19(e) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and any of its Subsidiaries with any officer, director, consultant, employee or Affiliate of the Company or any of its Subsidiaries or with any associate, Affiliate or employee of any Affiliate of the Company, other than those disclosed in Schedule 4.21(a) hereto; in each case a true and complete copy of such written contract, agreement, understanding, arrangement or commitment or a true and complete summary of such oral contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore. Schedule 4.19(e) also sets forth the employee severance policy for the Company and each of its Subsidiaries in effect as of the date hereof.

     (f) Schedule 4.19(f) contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and its Subsidiaries by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore. For the purposes of this subsection (f), "material" means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than ninety (90) days from the date hereof, (ii) involves payments or receipts by the Company or any of its Subsidiaries in excess of Two Hundred and Fifty Thousand Dollars ($250,000),
(iii) involves capital expenditures in excess of Fifty Thousand Dollars ($50,000) or (iv) otherwise materially affects the Company or any of its Subsidiaries.

     (g) No event or condition has happened or exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Company or any of its Subsidiaries, or to the Company's and the Shareholder's knowledge, any other party under and of the contracts, agreements, understandings, arrangements or commitments set forth on any of Schedules 4.19(a)(i), 4.19(b), 4.19(c), 4.19(d)(i), 4.19(e) and 4.19(f).

4.20  ABSENCE OF CERTAIN CHANGES.

     As of the date hereof, except as disclosed in Schedule 4.20, neither the Company nor any of its Subsidiaries has suffered a Material Adverse Effect since the Balance Sheet Date. As of the Closing Date, neither the Company nor any of its Subsidiaries will have suffered a Material Adverse Effect since the date hereof. Since the Balance Sheet Date, except as disclosed in Schedule 4.20, neither the Company nor any of its Subsidiaries has (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Latest Unaudited Year-End Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing or likely to cause a Material Adverse Effect on the Company; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course; (viii) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect on the Company; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on Schedule 4.21(a) or Schedule 4.21(b) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any of its Subsidiaries or any consultant to the Company or any of its Subsidiaries; (xiii) made or agreed to make any charitable contributions or incurred any nonbusiness expenses; (xiv) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company or any of its Subsidiaries otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

4.21  EMPLOYEES AND LABOR MATTERS.

     (a) Schedule 4.21(a) contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company's or any of its Subsidiaries' property and related matters of the Company or its Subsidiaries with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered to Purchaser heretofore. Attached to Schedule 4.21(a) is the most current copy of the employee handbook containing the employment policies utilized by the Company and each of its Subsidiaries and distributed to each of their employees. There has been no actual or, to the knowledge of the Shareholder or the Company, threatened violation or breach of any such contracts, agreements, plans, arrangements, commitments and understandings.

     (b) Schedule 4.21(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company or any of its Subsidiaries is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore. There has been no actual or, to the knowledge of the Shareholder or the Company, threatened violation or breach of any such agreements.

     (c) Except as set forth on Schedules 4.21(a) and 4.21(b), neither Purchaser or Purchaser Sub nor the Company or any of its Subsidiaries will have any responsibility or legal obligation to continue any person in the employ (or retaining any person as a consultant) of the Company or one of its Subsidiaries from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company or any of its Subsidiaries at or prior to the Closing.

     (d) There is not occurring or, to the Shareholder's or the Company's knowledge, threatened, any strike, slow down, picket, work stoppage, charge or complaint of employment discrimination or other concerted action or similar occurrence by any union or any other group of employees or individual employee or other persons against the Company, its Subsidiaries or their premises or products nor does the Company or the Shareholder know any basis for any such allegation, charge or complaint.

     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (such as termination of employment), (i) result in any payment (including without limitation compensation, salary, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company or its Subsidiaries under any plan, contract, agreement, arrangement, or otherwise,
(ii) increase any benefits otherwise payable under any plan, contract, agreement, arrangement, or otherwise, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a breach or default or an event which would (with passage of time, notice or both) constitute a breach or default under any contract, agreement, arrangement, plan, or otherwise, including without limitation any such agreements contained in Schedules 4.21(a) and 4.21(b), or (v) terminate or modify (and will not give any person a right to terminate or modify) any rights of, or accelerate or augment any obligation of the Company or any of its Subsidiaries under any contracts, agreements, arrangements, plans, or otherwise, including without limitation any such agreements contained in Schedules 4.1(a) and 4.1(b). There are no agreements, arrangements or understandings between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries relating to the management or operation of any business of the Company and its Subsidiaries.

4.22  INTENTIONALLY OMITTED.

4.23  PRINCIPAL CUSTOMERS AND SUPPLIERS.

     (a) Schedule 4.23(a) contains a true and complete list of the name and address of each customer that purchased in excess of five percent (5%) of the goods or services of the Company or any of its Subsidiaries reflected on the Latest Unaudited Annual Financial Statements, and since the Balance Sheet Date no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or its Subsidiaries or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

     (b) Schedule 4.23(b) contains a true and complete list of each supplier from whom the Company and its Subsidiaries purchased in excess of five percent (5%) of the Company's purchases of goods or services reflected on the Latest Unaudited Annual Financial Statements, and since the Balance Sheet Date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the

Company and its Subsidiaries or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

4.24  DISCLOSURE.

     The representations and warranties of the Shareholder and the Company under this Agreement and all the statements in all Schedules or other documents delivered or to be delivered hereunder by the Shareholder and the Company to Purchaser are, and when delivered will be, true and complete in all material respects and do not or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein in order to make such representations and warranties or statements not misleading under the circumstances under which they were or are made. All of the information relating to the Company and its Subsidiaries contained in the Shareholder's Form 10-K for the years ended December 31, 2000 and December 31, 2001 and its Quarterly Reports on Form 10-Q filed for the fiscal quarters ended March 31, June 30 and September 30 in each of 2000 and 2001 and for the fiscal quarter ended March 31, 2002, the Original Proxy Statement and any annual or quarterly reports or to be filed prior to the Closing Date, with the Securities and Exchange Commission are, and with respect to future filings prior to the Closing Date (including, but not limited to, the Proxy Statement (if filed)) will be, true and complete in all material respects and do not or will not when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made.

4.25  CORPORATE RECORDS.

     The copies or originals of the Certificate of Incorporation or Articles of Incorporation, as the case may be, Bylaws, minute books and stock records of the Company and each of its Subsidiaries previously delivered to, or made available for inspection by, Purchaser are true, complete and correct.

4.26  HAZARDOUS MATERIALS.

     (a) Except as set forth on Schedule 4.26(a), no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or any of its Subsidiaries or is presently located on or under any Real Property (or, to the Company's and the Shareholder's knowledge, any property adjoining any Real Property) in amounts requiring investigation or cleanup under Environmental Laws, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company or its Subsidiaries in violation of any Environmental Law, or (iii) is of a type, location, material, nature or condition which requires special notification to third parties by the Company or any of its Subsidiaries under Environmental Law or common law.

     (b) Except as set forth on Schedule 4.26(b), no notice, citation, summons or order has been received by the Company or any of its Subsidiaries or Shareholder, no notice has been given by the Company or any of its Subsidiaries or the Shareholder and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company or the Shareholder, threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) any alleged failure by the Company or any of its Subsidiaries to obtain and maintain any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company or any of its Subsidiaries of any Hazardous Material.

     (c) Except as set forth on Schedule 4.26(c), neither the Company nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification from any Governmental Entity, or any owner, lessor or lessee of property that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

     (d) Except as set forth on Schedule 4.26(d), no notice has been received by the Company or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

     (e) Except as set forth on Schedule 4.26(e), there are no underground storage tanks (including as that term is defined, construed and otherwise used in RCRA and all rules, regulations, standards, guidelines and publications issued thereunder, and in comparable state and local laws) located in, at, on, or under any of the properties of the Company or any of its Subsidiaries.

     (f) Except as set forth on Schedule 4.26(f), there are no facts or circumstances which are likely to require material capital expenditures within five years of the Closing Date to maintain compliance with all current and any currently pending or proposed Environmental Laws. Neither the Company nor any of its Subsidiaries has actual or potential liability for indemnity or similar obligations with respect to any third party under any Environmental Law.

     (g) The Company and the Shareholders have provided the Purchaser with true and complete copies of all environmental reports, studies, assessments, and sampling data ("Environmental Reports") within their possession that have been issued within the past five years by or for the Company or any Subsidiary, or by any Governmental Entity, relating to the property or operations of the Company or any Subsidiary. Schedule 4.26(g) contains a true and complete list of all such Environmental Reports.

4.27  BROKERS' FEES.

     Except pursuant to the BAS Fee Agreement, which provides for fees to be paid by the Shareholder, no broker, finder or similar agent has been employed by or on behalf of the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.28  RELATIONSHIPS WITH RELATED PERSONS.

     Except as provided in Section 6.21, since the Balance Sheet Date, the Shareholder has not, nor has any Related Person of the Shareholder, the Company or any Subsidiary thereof had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company and its Subsidiaries. Neither the Shareholder, nor any Related Person of the Shareholder, the Company or any Subsidiary thereof, has, or, since the Balance Sheet Date, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has, (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary thereof, or (ii) engaged in competition with the Company or any Subsidiary thereof with respect to any line of the products or services of the Company or any Subsidiary thereof (a "Competing Business") in any market presently served by the Company or any Subsidiary thereof. Except as set forth on Schedule 4.28, the Shareholder is not, nor is any Related Person of the Shareholder, the Company or any Subsidiary thereof, a party to any contract, agreement, understanding or arrangement with, or has any claim or right against, the Company or any Subsidiary thereof.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF PURCHASER AND PURCHASER SUB

     Purchaser and Purchaser Sub hereby jointly and severally represent and warrant to the Shareholder, as of the date hereof and as of the Closing, that:

5.1  ORGANIZATION AND GOOD STANDING.

     Each of Purchaser and Purchaser Sub has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.

5.2  EXECUTION AND DELIVERY.

     (a) Each Transaction Document to which Purchaser is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Each Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

     (b) Each Transaction Document to which Purchaser Sub is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser Sub. Each Transaction Document to which Purchaser Sub is a party has been duly executed and delivered by Purchaser Sub and constitutes the legal, valid and binding agreement of Purchaser Sub, enforceable against Purchaser Sub in accordance with its terms, subject to the Bankruptcy Exception.

5.3  NO CONFLICTS.

     The execution, delivery and performance by Purchaser and Purchaser Sub of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which Purchaser or Purchaser Sub is a party or by which Purchaser or Purchaser Sub is bound or affected or to which any of the property or assets of Purchaser or Purchaser Sub is bound or affected, (b) result in the violation of the provisions of the certificate of incorporation or bylaws of Purchaser or Purchaser Sub or any Legal Requirement applicable to or binding upon Purchaser or Purchaser Sub, (c) result in the creation or imposition of any Lien upon any property or asset of Purchaser or Purchaser Sub or (d) otherwise adversely affect the contractual or other legal rights or privileges of Purchaser or Purchaser Sub. Schedule 5.3 sets forth a list of all agreements to which Purchaser or Purchaser Sub is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

5.4  ABILITY TO CLOSE.

     Subject to the satisfaction of the condition set forth in Section 8.1(g), Purchaser will have the ability and financial wherewithal to close the purchase of the Shares on the Closing Date.

5.5  CAPITALIZATION.

     The authorized and outstanding capital stock of Purchaser, as of the date hereof, consists of 30,000 shares, consisting of (i) 20,000 shares of Common Stock, par value $.001 per share, of which up to 5,000 shares are issued and outstanding, and (ii) 10,000 shares of Preferred Stock, par value $.001 per share (the "Purchaser Preferred Stock"), none of which are part of any designated series of Purchaser Preferred Stock and none of which are issued or outstanding. All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are, and will be, fully paid, nonassessable and outstanding.

Assuming the accuracy of the representations and warranties of the Shareholder to Purchaser and Purchaser Sub in Section 3.5, the issuance of the Notes will be
(i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other applicable Legal Requirements.

5.6  CONSENTS.

     All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of Purchaser or Purchaser Sub as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Sub, have been lawfully and validly obtained by Purchaser and Purchaser Sub.

5.7  VALID ISSUANCE OF THE NOTES.

     The Notes being issued to the Shareholder hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid, nonassessable and free of any Liens created by Purchaser or Purchaser Sub and the issuance will, assuming the accuracy of the representations and warranties made by the Shareholder to Purchaser and Purchaser Sub, be in compliance with applicable state and federal securities laws.

5.8  ABSENCE OF LITIGATION.

     There is no action, suit or proceeding pending, or, to the knowledge of Purchaser or Purchaser Sub, any investigation pending, or to the knowledge of Purchaser or Purchaser Sub, threatened, against Purchaser or Purchaser Sub and
(x) in which an unfavorable outcome, ruling or finding in any said matter, or for all said matters taken as a whole, might have a Material Adverse Effect on Purchaser or Purchaser Sub or (y) that questions the Transaction Documents to which Purchaser or Purchaser Sub is a party or the right of Purchaser or Purchaser Sub to execute, deliver and perform under same.

5.9  BROKERS' FEES.

     No broker, finder or similar agent has been employed by or on behalf of Purchaser or Purchaser Sub in connection with this Agreement or the transactions contemplated hereby, and neither Purchaser nor Purchaser Sub has entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, except with respect to the reimbursement upon the occurrence of the Closing of certain fees and expenses of Founders Management Services, Inc. (or an Affiliate thereof) in connection with its preparation, review and negotiation of the Original Agreement.

5.10  DISCLOSURE.

     The representations and warranties of Purchaser and Purchaser Sub under this Agreement and all the statements in all Schedules or other documents delivered or to be delivered hereunder by Purchaser or Purchaser Sub to the Shareholder and the Company pursuant to this Agreement are, and when delivered will be, true and complete in all material respects and do not or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein in order to make such representations and warranties or statements not misleading under the circumstances under which they were made.

5.11  CONSOLIDATED SURETY NET WORTH.

     As of the Closing, the Purchaser's "consolidated surety net worth", as such term is defined in the Substitution Agreement, shall be at least $10,000,000.

                                   ARTICLE VI

                      CONDUCT OF BUSINESS PENDING CLOSING

     During the period commencing on the date hereof and continuing through the Closing Date, the Shareholder and the Company covenant and agree that, except as expressly contemplated by this Agreement or to the extent that Purchaser and Purchaser Sub shall otherwise expressly consent in writing (the term "Company" in Sections 6.1 through 6.16 includes the Company and each of its Subsidiaries):

6.1  QUALIFICATION.

     The Shareholder will cause the Company and the Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions set forth on Schedules 4.1(b) and 4.1(c), as applicable.

6.2  ORDINARY COURSE.

     The Company shall conduct its business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve the relationships with customers, suppliers and others having business dealings with them to the end that the goodwill and going business value shall be unimpaired at the Closing Date. The Company shall maintain its properties and assets in good condition and repair.

6.3  CORPORATE CHANGES.

     The Company shall not: (a) amend its Certificate of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution (other than the distribution of the Distributed Claims and the PRP Reserve) in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do.

6.4  INDEBTEDNESS.

     The Company shall not incur any Indebtedness or, other than in the Ordinary Course of its business, any liabilities; or sell any debt securities or lend money to or guarantee the Indebtedness of any Person other than a Subsidiary in the Ordinary Course of its business. The Company shall not restructure or refinance its existing Indebtedness. Any intercompany indebtedness or outstanding transactions between the Company or any Subsidiary thereof, on the one hand, and the Shareholder or any Subsidiary thereof (excluding the Company or any Subsidiary thereof), on the other hand, will be settled prior to the Closing Date (it being understood that the Distributed Claims shall be distributed by the Company to the Shareholder at or prior to Closing). Without limitation of the foregoing, the Shareholder shall cause the promissory notes issued by the Company or any Subsidiary thereof to the Shareholder or any Subsidiary thereof (excluding the Company or any Subsidiary thereof) to be cancelled prior to the Closing Date, whereupon neither the Company nor any Subsidiary thereof shall have any further liability thereunder.

6.5  ACCOUNTING.

     The Company shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. The Company shall maintain its books, records and accounts in accordance with U.S. generally accepted accounting principles applied on a basis consistent with that of prior periods.

6.6  COMPLIANCE WITH LEGAL REQUIREMENTS.

     The Company shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser and Purchaser Sub in connection with any such requirements imposed upon either of them, or upon any of their affiliates, in connection therewith or herewith.

6.7  DISPOSITION OF ASSETS.

     The Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or any interest therein, except for sales or dispositions of inventory, or excess equipment or other assets (which excess equipment and other assets taken together shall not exceed $175,000 in aggregate amount, whether such sales or dispositions are in the Ordinary Course or otherwise), in the Ordinary Course of its business.

6.8  COMPENSATION.

     Except as set forth in Section 6.8, the Company shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Company, except as may be within the Ordinary Course of its business, but in no event shall the compensation or severance of any employee who currently earns over $75,000 per year be increased.

6.9  MODIFICATION OR BREACH OF AGREEMENT; NEW AGREEMENTS.

     The Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, to which it is a party. The Company shall refrain and shall cause each of its Subsidiaries to refrain from becoming a party to any contract or commitment other than in the Ordinary Course (but in no event shall the Company or a Subsidiary enter into a contract or commitment for products or services in an amount greater than $3,000,000 without the prior consent of Purchaser Sub which consent shall not be unreasonably withheld.)

6.10  CAPITAL EXPENDITURES.

     Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not in the aggregate exceed Fifty Thousand Dollars ($50,000)) and for equipment or machinery (no item of which shall exceed $100,000) acquired to perform services under contracts then outstanding or about to be outstanding, the Company shall not purchase or enter into any contract to purchase any capital assets or capital stock of any other Person.

6.11  CONSENTS.

     The Company shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

6.12  INSURANCE; BONDS.

     The Company shall maintain its Required Policies in full force and effect and shall not do, permit or allow to be done any act by which any of the Required Policies may be suspended, impaired or canceled.

6.13  DISCHARGE.

     The Company shall not cancel, compromise, release or discharge any claim of the Company upon or against any person or waive any right of the Company of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of the Company or compromise any debt or other obligation of the Company to any Person other than Liens.

6.14  ACTIONS.

     The Company shall not institute, settle or agree to settle any Action before any Governmental Entity, except as it relates solely to the Distributed Claims.

6.15  PERMITS.

     The Company shall maintain in full force and effect, and comply with, all Permits.

6.16  TAX ASSESSMENTS AND AUDITS.

     The Company shall furnish promptly to Purchaser and Purchaser Sub a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Company's operations for periods ending on or prior to the Closing Date. The Shareholder shall cause the Company to promptly inform Purchaser and Purchaser Sub, and permit, at the Company's expense, the participation in and control by either Purchaser or Purchaser Sub, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Purchaser and Purchaser Sub.

6.17  PRE-CLOSING BALANCE SHEET; RELATED CALCULATIONS.

     In anticipation of the Closing, the Company shall, and the Shareholder shall cause the Company to, deliver to Purchaser at least ten days prior to the Closing Date, an estimated consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the "Pre-Closing Balance Sheet"), together with a certificate of the Company (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the "Closing Estimates Certificate"), which sets forth the Company's reasonable, good faith estimates (and detailed calculations thereof, together with supporting schedules of accounts receivable and accounts and notes payable), based on such estimated consolidated balance sheet, of the Adjusted Long-Term Debt (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the "Estimated Adjusted Long-Term Debt"), AWC (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the "Estimated AWC") and the D.O. Reduction of each Defaulted Obligation (each, as the same may be amended in accordance with the Pre-Closing Dispute Procedure, an "Estimated D.O. Reduction"), in each case as of immediately prior to the Closing; provided, that, if the Company's estimate of AWC as of immediately prior to the Closing, based on such consolidated balance sheet, and specified in such certificate, shall be $9,000,000 or more, Purchaser shall have the right, acting in good faith, to dispute such consolidated balance sheet, certificate and estimates, in which case the parties hereto shall act in good faith to resolve any such disputes and such consolidated balance sheet, certificate and related estimates specified therein shall be amended, if necessary, to reflect the parties' agreement resolving such disputes (the "Pre-Closing Dispute Procedure"). The Pre-Closing Balance Sheet need not be audited but shall be prepared in accordance with U.S. generally accepted accounting principles, consistently applied and shall fairly present the consolidated financial condition of the Company and its Subsidiaries.

6.18  FINAL CLOSING DATE BALANCE SHEET; RELATED CALCULATIONS.

     As soon as practicable following the Closing Date (and in no event later than 90 days following the Closing Date), the Company shall have prepared and delivered, at the expense of Purchaser, to the Shareholder and Purchaser (i) an audited final consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. generally accepted accounting principles (including as provided in Section 4.12(c)), accompanied by the unqualified report thereon of a nationally recognized independent accounting firm (other than PricewaterhouseCoopers, LLP) selected by Purchaser (the "Final Closing Date Balance Sheet"), as of immediately prior to the Closing and (ii) its calculation of the amounts of the Adjusted Long-Term Debt ("Final Adjusted Long-Term Debt"), AWC ("Final AWC"), Defaulted Obligations ("Final Defaulted Obligations"), the D.O. Reduction of each Defaulted Obligation (each, a "Final D.O. Reduction"), the sum of the Final D.O. Reductions (the "Final Total D.O. Reduction") and the Final Cash Adjustment as of immediately prior to the Closing (based on the Final Closing Date Balance Sheet), accompanied by the unqualified report of the independent accounting firm referred to in clause (i) above (the "Calculations Certificate") . The computations set forth in the Final Closing Date Balance Sheet and the Calculations Certificate shall be conclusive and binding upon the parties hereto on the thirty-first (31st) day following delivery thereof, unless the Shareholder, within thirty (30) days after delivery thereof, notifies the other in writing that it disputes any of the amounts set forth therein, specifying in reasonable detail the nature of the dispute and the basis therefor (such notice, the "Notice of Disagreement"). If, within a further period of one week, the parties do not reach agreement resolving the dispute, the parties shall submit the dispute to a partner at a nationally recognized independent accounting firm mutually agreeable to the parties, provided that neither such partner nor such accounting firm shall have had a material relationship with either the Company, the Shareholder or Purchaser within the two years preceding the appointment (the "Arbiter"), for final resolution. If the parties cannot agree on the selection of a partner at such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner at such an independent accounting firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than twenty (20) days after his or her acceptance of his or her appointment as Arbiter, the Arbiter shall determine, based solely on presentations by, on the one hand, the Shareholder and, on the other hand, Purchaser, and not by independent review, only those issues in dispute and which are included in the Notice of Disagreement and shall render a written report as to the dispute and the resulting computation, as determined by the Arbiter, of the number(s) in question (including, without limitation, the amounts of the Final Adjusted Long-Term Debt, Final AWC, Final Defaulted Obligations, the Final D.O. Reductions, the Final Total D.O. Reduction and Final Cash Adjustment, as the case may be), which shall be conclusive and binding upon the parties. All proceedings conducted by the Arbiter shall take place in The City of New York. In resolving any disputed item, the Arbiter (i) shall be bound by the provisions of this Section 6.18 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be borne by Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Shareholder or unsucces sfully disputed by Purchaser (as finally determined by the Arbiter) bears to the aggregate dollar amount of such disputed items so submitted, with the remainder of such costs and expenses to be borne by the Shareholder. For all purposes of this Agreement, the dispute resolution procedure set forth in this Section 6.18 shall be referred to herein as the "Balance Sheet Dispute Resolution Procedure."

6.19  AUDITED FINANCIAL STATEMENTS.

     On a date no later than the day (the "Delivery Date Cut-Off") which is ten days or more prior to the Closing Date, the Company shall deliver to Purchaser and Purchaser Sub either (i) the audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001 and the related audited consolidated statements of income, cash flow and the stockholders' equity for the 12-month period then ended, together with the accompanying supplementary information (the "Audited Financial Statements"), and accompanied by the audit report of its independent auditor, KPMG, with respect to the Audited Financial Statements, free of any qualification (other than a going concern qualification) (the "Auditor Report"); or (ii) a final draft of the Audited Financial Statements (the "Final Draft Audited Financial Statements") and a final draft of the

Auditor Report (the "Final Draft Auditor Report"). As of the Closing Date, the Shareholder and the Company jointly and severally represent and warrant to the Purchaser and Purchaser Sub that (A) a true and complete copy of the Audited Financial Statements has been delivered by the Company to Purchaser, (B) the Audited Financial Statements (i) fairly present the consolidated financial condition of the Company and its Subsidiaries in all material respects as of December 31, 2001 and the consolidated results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the year then ended, (ii) have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the period covered thereby and prior periods, and (iii) have been derived from the accounting records of the Company and represent only actual, bona fide transactions and present fairly the consolidated results of the operations of the Company and its Subsidiaries for the period or as of the dates indicated therein; and (C) the Audited Financial Statements are substantially similar to the Latest Unaudited Annual Financial Statements and there has been no material adverse change in the consolidated financial condition or the consolidated results of operations of the Company and its Subsidiaries from those reflected in the Latest Unaudited Annual Financial Statements. If the reasonable fees and expenses of KPMG with respect to its preparation and issuance of the Auditor Report have not been paid prior to the Closing, Purchaser agrees to pay to KPMG, on behalf of the Shareholder and the Company, in accordance with Section 2.2(b), the reasonable fees and expenses of KPMG (not to exceed $50,000) with respect to the preparation and issuance of the Auditor Report, provided, that, if such fees and expenses have been paid by the Shareholder and the Company prior to the Closing, Purchaser agrees to pay the Shareholder, pursuant to Section 2.2(a), as part of the Cash Purchase Price, an amount equal to such fees and expenses (not to exceed $50,000), to the extent the same have been previously paid by the Shareholder. As used herein, the term "Audit Fee" refers to the payment required to be made by Purchaser pursuant to the foregoing sentence.

6.20  PRP MATTERS.

     From and after the Closing, the Shareholder hereby unconditionally and irrevocably assumes all liability which the Company or any Subsidiary thereof may suffer, sustain or become subject to by virtue of or which arise out of, relate to, or result from the PRP Matters. The Shareholder agrees to cause the transfer of the PRP Reserve currently on the Company's books and records prior to the Closing to the books and records of the Shareholder.

6.21  TRANSFER OF LICENSES AND TRADEMARKS.

     The Shareholder and the Company will cause the transfer, pursuant to one or more assignment agreements reasonably acceptable to Purchaser in form and substance, to the Company on or prior to the Closing of all licenses and trademarks relating to the assets, business and operations of the Company or any of its Subsidiaries from or with U.S. Plastic Lumber IP Corp. ("USPLIP"), a Subsidiary of Shareholder, without any cost, expense or fees payable by the Company, any of its Subsidiaries, Purchaser or Purchaser Sub. The Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser and Purchaser Sub that (i) the licenses contained in Schedule 4.8(a) constitute all the licenses to which the Shareholder or any of its Subsidiaries, other than the Company or a Subsidiary of the Company, is a licensor or licensee which are currently outstanding and relate to assets, businesses or operations of the Company or any of its Subsidiaries and (ii) the trademarks contained in Schedule 4.8(a) constitute all the trademarks relating to the assets, businesses or operations of the Company or any of its Subsidiaries.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

7.1  COVENANTS OF THE SHAREHOLDER.

     During the period from the date hereof through the Closing Date, the Shareholder agrees to:

          (a) comply and have the Company and each Subsidiary thereof comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser and Purchaser Sub in connection with any requirements imposed upon Purchaser or Purchaser Sub or upon any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement;

          (b) obtain (and to cooperate with Purchaser and Purchaser Sub in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company or the Shareholder in connection with the transactions contemplated by this Agreement;

          (c) promptly advise Purchaser and Purchaser Sub orally and, within five (5) business days thereafter in writing, of any change in the consolidated business or condition of the Company and its Subsidiaries that has had or may have a Material Adverse Effect on the Company; and

          (d) deliver to Purchaser and Purchaser Sub prior to the Closing a written statement disclosing any materially untrue statement in this Agreement or any Schedule hereto or document furnished pursuant hereto, or any material omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser and Purchaser Sub from terminating this Agreement pursuant to Section 9.1(b) hereof or obtaining the expenses contemplated by
     Section 12.1 hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

          (e) subject to Section 7.14, prepare and deliver a proxy statement or information statement relating to the transaction contemplated by this Agreement prepared in accordance with the Securities Exchange Act of 1934, as amended, and the rules thereunder (the "Proxy Statement"), to the shareholders of the Shareholder soliciting their vote in favor of the Clean Earth Sale Transaction and containing advice that the Shareholder Board recommends that the shareholders approve the Clean Earth Sale Transaction; and in connection therewith, (i) cause a meeting of its shareholders to be duly called and held for the purpose of voting on the approval (the "Shareholder Approval") of the Clean Earth Sale Transaction (the "Shareholder Meeting"), as soon as practicable after the date hereof, and
     (ii) deliver at the Shareholder Meeting the votes or proxies of the officers and directors of the Company and the Subsidiaries and their respective affiliates in favor of the transaction;

          (f) except as provided in Section 7.2(b), to cause the Company's Subsidiary that is a party to the Brooklyn Contract not to distribute to the Shareholder any "mobilization" monies or advances received under or in connection with the Brooklyn Contract, other than to pay such expenses actually incurred in the performance of its obligations thereunder or to pay profits based on the percentage-of-completion method under U.S. generally accepted accounting principles to the Company;

          (g) take all actions to enable an effective election to be made for the Company and each of its Subsidiaries under Section 338(h)(10) of the Code, as required by Section 7.11, and not to take any action inconsistent therewith; and

          (h) use its reasonable best efforts to obtain termination agreements from the B.C. Guarantors that terminate any agreements, arrangements or understandings (whether oral or written) among the B.C. Guarantors and any of the Company or any Subsidiary thereof, with respect to the payment by the Company or any Subsidiary thereof of any amounts or other consideration to the B.C. Guarantors, or any of them, upon the occurrence of the Closing or thereafter (the "B.C. Guarantor Reimbursement Agreements").

7.2  COVENANTS OF PURCHASER, PURCHASER SUB AND THE COMPANY.

     (a) During the period from the date hereof to the Closing Date, each of Purchaser and Purchaser Sub shall:

          (i) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Shareholder in connection with any such requirements imposed upon the Shareholder or the Company or upon any of the Company's affiliates in connection therewith or herewith;

          (ii) use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by it in connection with the transactions contemplated by this Agreement; and

          (iii) provide such information with respect to the it as the Shareholder may reasonably request for inclusion in the Proxy Statement for distribution to the shareholders of the Shareholder.

     (b) The Company will pay a fee of $375,000 to the B.C. Guarantors at the Closing, provided, that, in each case, the payment by the Company of any such fees to the B.C. Guarantors shall be subject to the Company's receipt of written agreements from the B.C. Guarantors which provide for the termination by the B.C. Guarantors of the B.C. Guarantor Reimbursement Agreements and the release of the Company and its Subsidiaries from any further liability or obligation thereunder.

     (c) The Purchaser hereby represents and warrants to the Shareholder that the Substitution Agreement provides, upon the terms and conditions set forth therein, for the return by NUFI to the B.C. Guarantors of all collateral received from them pursuant to the AIG Financial Support Letter (including the one or more letters of credit in the amount of $4,000,000 received from them pursuant thereto (collectively, the "B.C. Guarantor LoCs")). From and after the Closing, regardless of the Substitution Agreement, Purchaser agrees to use its commercially reasonable best efforts to have the B.C. Guarantor LoCs terminated or replaced. In the event Purchaser is unable to terminate or replace the B.C. Guarantor LoCs within 30 days after the Closing Date, then Purchaser shall pay the B.C. Guarantors an additional $125,000 to be paid on the 31st day after the Closing Date. If for any reason, Purchaser is unable to remove or terminate the letters of credit within 30 days after the Closing Date, the Purchaser and the B.C. Guarantors shall negotiate in good faith additional payments to resolve such matter.

7.3  ACCESS AND INFORMATION

     (a) During the period commencing on the date hereof and continuing through the Closing Date, the Shareholder shall cause the Company and its Subsidiaries to afford to Purchaser, Purchaser Sub and to their Representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel and, during such period, to continue to cause the Company and its Subsidiaries to furnish promptly to Purchaser and Purchaser Sub all information concerning its business, properties and personnel as Purchaser and Purchaser Sub may reasonably request.

     (b) Except (i) to the extent permitted by the provisions of Section 7.5 hereof, or (ii) to the extent such information is or becomes publicly available without breach of this Agreement by the disclosing party or is received by the disclosing party from a third party which, to the actual knowledge of the disclosing party, is not under any obligation of confidentiality to the other parties to this Agreement, Purchaser, Purchaser Sub, the Company and the Shareholder shall keep the contents of this Agreement and all other documents and information relating hereto and thereto, or furnished or acquired pursuant to or in connection with, this Agreement and the Schedules hereto, or the transactions contemplated hereby or thereby, confidential; provided, however, that any such party may disclose (a "disclosing party") such information: (i) to its parent company or its Subsidiaries, (ii) to its counsel, accountants and auditors, in any case, as and to the extent necessary to enable them to perform their respective services to such party in connection with this Agreement and the transactions contemplated hereby, so long as such Person is informed by the disclosing party of the confidential nature of the information so disclosed,
(iii) in the case of either Purchaser or Purchaser Sub, to its stockholders, any advisors or prospective financial investors or lenders in connection with the financing of this transaction, (iv) as and to the extent required by applicable law, rule or regulation or policy of any stock exchange and (v) to the extent such information is required or is reasonably necessary to be provided pursuant to or in connection with any litigation, arbitration or similar proceeding; provided, however, that the disclosing party shall inform the other parties of such disclosure to the extent made in accordance with clause (iv) or (v) above, and shall take all reasonable available measures to protect the confidentiality of such information to the extent disclosed in accordance with any of clauses
(i) through (v) above. The foregoing, however, shall not preclude any financial investor or lender committed to participate in the financing of the transaction from making disclosure to its stockholders of its financial commitment, regardless of whether measures are taken to protect the confidentiality of such information disclosed in connection therewith, provided that such disclosure is subject to the prior consent of the Purchaser, Purchaser Sub and the Shareholder, which consent may not be unreasonably withheld. Upon termination of this Agreement prior to the Closing for any reason, each party shall promptly return or destroy all confidential information in writing or in computer format received pursuant to or in connection with this Agreement from another party and, if destroyed, furnish an officer's certificate detailing such destruction to the provider thereof.

7.4  CERTAIN NOTIFICATIONS.

     (a) At all times from the date hereof to the Closing Date, each party shall use its reasonable efforts to promptly notify the other parties in writing of the occurrence of any event known to such party that will or may result in the failure to satisfy any of the conditions specified in Article VIII hereof (provided, that the failure of such party to so inform the other parties shall not constitute a waiver by such party of any such condition or be prejudicial to the exercise of such party's right to terminate this Agreement pursuant to
Article IX).

     (b) At any time, or from time to time, prior to the Closing Date, the Shareholder may elect, in its sole discretion, to prepare, execute and deliver, in good faith, to Purchaser a letter, which shall be addressed to Purchaser and Purchaser Sub and include a statement therein, in boldface type, to the effect that such letter is a "Shareholder Update Letter" referred to in this Section 7.4(b) (each, a "Shareholder Update Letter"), which describes, in reasonable detail, (i) one or more specific events which have occurred after the date hereof (each, an "Intervening Event") which have caused the inaccuracy or breach of any representation or warranty to be made by the Shareholder or the Company in this Agreement as of the Closing (each, a "Breached Representation"), (ii) the Breached Representation which will, as a result of the occurrence of such Intervening Event, be made inaccurate or be breached (with specific section and sentence references identifying such Breached Representation included in such Shareholder Update Letter) and (iii) a good faith estimate of the amount and composition, as of the Closing, of the Damages reasonably likely to arise out of, result from, or relate to such inaccuracy or breach. Such Shareholder Update Letter shall not refer to any fact, circumstance or matter in existence, or event which has occurred, on or prior to the date hereof which would have been required to be set forth or described in any of the Schedules hereto or which is necessary to correct or make the representations and warranties contained herein correct and complete as of the date hereof or as of the Closing (collectively, "Pre-Signing Events"); provided, however, that the receipt or acceptance by Purchaser and Purchaser Sub of a Shareholder Update Letter shall not constitute a waiver of any inaccuracies or breaches of any representation or warranty made or to be made by the Shareholder or the Company or prevent Purchaser or Purchaser Sub from terminating this Agreement pursuant to Section 9.1 or obtaining the expenses contemplated by Section 12.1 at any time at or prior to the Closing; and provided, further, however, that the receipt or acceptance by Purchaser and Purchaser Sub of a Shareholder Update Letter and the subsequent occurrence of a Closing shall not constitute a waiver of any Damages which arise out of, result from, or relate to Pre-Signing Events.

7.5  PUBLICITY; EMPLOYEE COMMUNICATIONS.

     At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any information to the employees of the Company or its Subsidiaries or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its Representatives, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such Representatives, financing sources and others are made aware of the terms of this Section 7.5. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations. Notwithstanding the foregoing, the Shareholder may make a press release announcing this transaction when and as it deems appropriate after providing Purchaser and Purchaser Sub at least 2 days prior written notice of any such proposed press release together with a copy thereof, whereupon the prior written consent of Purchaser and Purchaser Sub (which shall not be unreasonably withheld) shall be required for the making of such press release to the extent it discloses the identities of the stockholders of, or advisors to, Purchaser or Purchaser Sub or sources of financing for Purchaser and Purchaser Sub for this transaction.

7.6  FURTHER ASSURANCES.

     (a) Subject to the terms and conditions of this Agreement and without limiting the obligations of the Company under Section 6.11, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

     (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholder and the proper officers or directors of Purchaser and Purchaser Sub, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

     (c) At the Closing, the Shareholder shall transfer to Purchaser Sub full record and beneficial ownership of the Shares, free and clear of any Liens.

7.7  INCONSISTENT ACTION.

     The Shareholder shall not take or suffer to be taken, and shall not permit the Company to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of the Shareholder in this Agreement to be untrue, incorrect, incomplete or misleading.

7.8  POST-CLOSING EMPLOYMENT.

     Except for the employment agreements listed on Schedule 7.8, the Shareholder acknowledges and agrees that after the Closing (a) none of Purchaser, Purchaser Sub, the Company and the Subsidiaries of the Company shall be required to employ or retain any employee of the Company, any Subsidiary of the Company or any other Person, and (b) Purchaser, in its sole and absolute discretion, may cause the Company and its Subsidiaries to retain all, some, or none of such employees.

7.9  ACQUISITION PROPOSALS.

     (a) Neither the Shareholder nor the Company nor any of their respective officers and directors has, and the Shareholder and the Company shall each direct and use their respective best efforts to cause their respective Representatives (including without limitation, any investment banker, attorney or accountant retained by the Shareholder or the Company) not to, (A) initiate, solicit, encourage, facilitate, discuss or negotiate, directly or indirectly, any proposal, offer or inquiry of another party to acquire all or any substantial part of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, purchase of assets, stock purchase or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Acquisition Transaction"), (B) provide information to another party, or review information of another party, in connection with an Acquisition Transaction, or (C) enter into any contract, agreement or arrangement with another party, concerning or relating to an Acquisition Transaction.

     (b) Notwithstanding any other provisions of this Agreement, in response to an unsolicited offer, proposal or inquiry with respect to an Acquisition Transaction, (i) the Company may engage in discussions or negotiations regarding such offer, proposal or inquiry with a third party who (without solicitation or initiation, directly or indirectly, by or with the Company, the Shareholder or any Representative of the Company or the Shareholder after the date hereof) seeks to initiate such discussions or negotiations and may negotiate with and furnish to such third party information concerning the Company and its business, properties and assets, if, and only if, the Board of Directors of the Company determines in good faith, based upon a written opinion of outside legal counsel, that a failure to furnish the information or participate in the discussions or negotiations could reasonably conflict with the proper discharge of the fiduciary duties of the Company's directors.

     (c) In the event the Shareholder or the Company shall receive any offer, proposal or inquiry of the type referred to in paragraph (b) above, it shall (i) immediately provide Purchaser Sub a copy of all information provided to the third party, (ii) inform Purchaser and Purchaser Sub that information is to be provided, that discussions or negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to Purchaser and Purchaser Sub the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

7.10  COVERAGE OF COMPANY EMPLOYEES.

     The Shareholder shall cooperate with the Company in its efforts to have those Plans (as defined in Section 4.14(a)) or portions of those Plans of the Shareholder that provide benefits or are applicable to the employees of the Company or any of its Subsidiaries (other than stock option or stock ownership plans of the Shareholder) to be adopted by the Company and continued for the covered employees of the Company and its Subsidiaries effective as of the Closing Date. In the event the adoption or continuation of any Plan by the Company can not reasonably be effected on the Closing Date, the Shareholder agrees to continue to make such Plan or Plans (other than non-occupational disability coverage funded through contributions to the New York or New Jersey state disability funds) available to the covered employees of the Company and its Subsidiaries until the last day of the month in which the Closing occurs or such earlier date of the effectiveness of a corresponding Plan adopted by the Company or its Subsidiary. The Shareholder shall provide continuation coverage to the extent required by Part 6 of Subtitle B of Title I of ERISA or by Code
Section 4980B to all employees or former employees of the Company or any of its Subsidiaries, and to their dependents, who have a "qualifying event" prior to the Closing Date.

7.11  338(H)(10) ELECTION.

     (a) At Purchaser's sole discretion, subject to the terms and conditions set forth in this Section 7.11, the Shareholder shall, at the request of Purchaser, join in the making of an election pursuant to Section 338(h)(10) of the Code for the Company and any of its Subsidiaries, and any like election for state income tax purposes (the "Section 338 Election").

     (b) Purchaser shall provide to the Shareholder no later than 30 business days after the final determination (in accordance with Section 6.18) of the Final Closing Date Balance Sheet, a schedule setting forth the fair market values, reasonably determined, in accordance with the principles of Section 1060 of the Code, of the relevant classes of the assets of the Company and each of its Subsidiaries for purposes of the allocation of the Purchase Price (the "FMV Allocation Schedule"). Within 30 business days following the delivery of the FMV Allocation Schedule to the Shareholder, Purchaser shall deliver to the Shareholder a properly completed (other than Section 4a-4c thereof and Section F thereof, which shall be completed by the Shareholder) IRS Form 8023 (and any like form to effect a Section 338 Election for state income tax purposes). Within 15 business days of Purchaser's delivery of the IRS Form 8023 to the Shareholder, the Shareholder shall complete, execute and deliver the IRS Form 8023 (the "Completed IRS Form 8023") to the Escrow Agent, to hold in escrow (the "Tax Election Escrow"). If Purchaser determines that a Section 338 Election will be made, Purchaser will deliver $1,000,000 in cash (the "Tax Payment Collateral") to the Escrow Agent, to hold in escrow (the "Purchaser Section 338 Escrow") in connection with the Purchaser's payment obligation as described in the next sentence, whereupon the Escrow Agent shall release, out of the Tax Election Escrow, the Completed IRS Form 8023 to Purchaser. Immediately upon the Shareholder's provision to Purchaser and Purchaser Sub of evidence of the filing by the Shareholder of its federal and state tax returns with respect to the Company and each Subsidiary for which a Section 338 Election has been made (the "Section 338 Returns"), Purchaser shall pay a total of $1,000,000 in cash to the Shareholder (the "Agreed Upon Section 338 Payment"), which obligation shall be satisfied upon the execution and delivery by Purchaser and Purchaser Sub of their legally binding, irrevocable written instruction to the Escrow Agent, in accordance with the Escrow Agreement, to release, out of the Purchaser Section 338 Escrow, the Tax

Payment Collateral (or, if the Purchaser Section 338 Escrow contains a lesser balance, the total amount of such balance) to the Shareholder. The Shareholder agrees to attach a copy of the IRS Form 8023 to its federal tax return for the tax year that includes the Closing Date, and to file or attach such other statements to the Shareholder's federal and state tax filings reasonably requested by Purchaser to effect the Section 338 Election. The Escrow Agent shall perform its obligations under this Section 7.11 pursuant to the Escrow Agreement.

     (c) Notwithstanding anything to the contrary herein, any Taxes (other than Federal and state income Taxes) which (1) arise as a result of a Section 338 Election and (2) are imposed on the Company and any Subsidiary thereof for which a Section 338 Election has been made pursuant to this Section 7.11, shall not entitle Purchaser to indemnification hereunder or result in an adjustment to the Purchase Price, it being understood and agreed that such Taxes are solely the obligation of Purchaser, the Company, or such Subsidiary, as the case may be.

7.12  CASH MANAGEMENT.

     During the period from the date hereof up to the Closing, the following provisions shall apply:

          (a) Except for the Segregated Accounts, neither the Company nor any Subsidiary thereof shall open or make use of any checking account, deposit account, securities account or other account (each, an "Account"), a post office box or safety deposit box (each, a "Box") or other custody, deposit or safekeeping arrangement not listed on Schedule 7.12(a) (each, a "Custody Arrangement"; and together with the Accounts and Boxes, the "Cash Facilities") without providing at least three business days' prior written notice thereof to Purchaser, together with (1) the name and location of the financial institution or post office (each, a "Facility Provider") at which such Cash Facility shall be maintained, (2) the number or other identification of such Cash Facility, (3) the purpose of such Cash Facility, (4) the agreement or understanding that shall govern the deposit or withdrawal of funds or securities into or from such Account or Box (or the giving or acceptance of instructions with respect thereto) or specify such Custody Arrangement or provide for the pledge of such Account or Box (or the funds or other securities therein) and (5) the names of all of the persons authorized to draw against any funds or securities therein. A Cash Facility shall be established on or after the date hereof only to the extent needed to hold cash, securities or other financial assets to be delivered by the Company or any Subsidiary thereof as security for the performance of the obligations of the Company or such Subsidiary under applicable laws or regulations or pursuant to the terms of a project agreement with a third party.

          (b) Except solely with respect to the Distributed Claims, neither the Shareholder nor the Company or any Subsidiary thereof shall direct, notify, or agree with, any customer or supplier of, or any other party with dealings with, the Company or any Subsidiary thereof ("Payors") that any such customer, supplier or other party shall or may wire, mail, deposit or otherwise send any wire transfers, checks or other payments (collectively, "Incoming Payments") to any Account, Box, or office of the Shareholder, the Company or any Subsidiary thereof (each, an "Office Location"), other than those Accounts ("Permitted Accounts"), Boxes ("Permitted Boxes") and Office Locations ("Permitted Locations") listed on Schedule 7.12(b). The Shareholder and the Company shall (i) use their commercially reasonable efforts to revoke all prior notices or instructions to the contrary and
     (ii) to notify all Payors obligated or reasonably likely to make Incoming Payments that any Incoming Payments by such Payors shall be only mailed, deposited or otherwise sent to Permitted Accounts, Permitted Boxes and Permitted Locations, or any of them as may be specified by the Shareholder or the Company.

          (c) On the date hereof, the Shareholder shall notify PNC Pittsburgh, that all of its prior instructions with respect to the Concentration Account and the Clean Earth Zero Balance Account, to the extent revocable, are revoked and that balances held in the Concentration Account from time to time shall not be drawn down to provide funds to any zero balance account that is not in the name of the Company or any Subsidiary thereof (other than the Clean Earth Zero Balance Account). From and after such transfer, the Concentration Account and the Clean Earth Zero Balance Account shall constitute Permitted Accounts.

          (d) Subject to the provisions of Section 7.12(e), on the date hereof, the Company and its Subsidiaries shall cause all Incoming Payments received at all Office Locations or Boxes on the date hereof or hereafter to be deposited on a daily basis into Permitted Accounts and all available balances held in the Permitted Accounts on the date hereof or hereafter to be swept on a daily basis into the Concentration Account. The Company and its Subsidiaries shall notify all Facility Providers that all contrary prior instructions, to the extent revocable, are revoked. Any Incoming Payments received by the Shareholder shall be swept or deposited, on a daily basis, into the Concentration Account.

          (e) As soon as reasonably practicable after the date hereof (and in no event later than three business days after the date hereof), the Shareholder and the Company shall cause (i) BET to open and maintain an Account at PNC Pittsburgh, to cause all funds or securities received by BET under or in connection with the Brooklyn Contract to be deposited into such Account (to the extent such funds or securities are not retained in the account established and maintained pursuant to the Brooklyn Administration Agreement) and, other than as may be contemplated by Section 7.2(b), to apply all funds or securities in such Account solely as follows (and in the following order of priority): first, to pay such expenses actually incurred in the performance of its obligations under the Brooklyn Contract; and second, to pay, on behalf of the Company and its Subsidiaries, obligations or liabilities of the Company and its Subsidiaries (other than to the Shareholder or any of its Subsidiaries (excluding the Company and its Subsidiaries)); and (ii) CTI to open and maintain an Account at PNC Pittsburgh (together with the Account referred to in clause (i) above, the "Segregated Accounts"), to cause all funds or securities received by CTI under or in connection with the Schnitzer Contract to be deposited into such Account, and, to apply all funds or securities in such Account solely as follows (and in the following order of priority): first, to pay such expenses actually incurred in the performance of its obligations under the Schnitzer Contract; and second, to pay, on behalf of the Company and its Subsidiaries, obligations or liabilities of the Company and its Subsidiaries (other than to the Shareholder or any of its Subsidiaries (excluding the Company and its Subsidiaries)).

          (f) All withdrawals of funds or securities from the Concentration Account shall be:

             (i) deposited in a Permitted Account, but only to the extent that such funds or securities are reasonably necessary for the Company and its Subsidiaries to provide funding or collateral for the activities referred to in the description of the purpose of such Permitted Account set forth opposite the name of such Permitted Account on Schedule 7.12(b);

             (ii) applied to fund the Clean Earth Zero Balance Account, but only to the extent that such funding is necessary to make payment on checks presented for payment to PNC Pittsburgh that have been issued by the Company or any of its Subsidiaries prior to the date hereof or, if issued on or after the date hereof, issued in accordance with this
        Section 7.12;

             (iii) applied to pay, on behalf of the Company and its Subsidiaries, obligations or liabilities of the Company and its Subsidiaries (other than to the Shareholder or any of its Subsidiaries (excluding the Company and its Subsidiaries)), including, but not limited to, (A) the payroll costs of the Company and its Subsidiaries with respect to the employees of the Company and its Subsidiaries ("Payroll"), (B) the related payroll taxes required to be paid by the Company and its Subsidiaries ("Payroll Taxes"), (C) the payments required to be made by CEPI and the Company pursuant to the PNC Documents and the Melon Documents (collectively, the "Mortgage Payments"), and (D) the payments required to be made by the Company and its Subsidiaries under any insurance policies that cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, and employees of the Company and its Subsidiaries ("Insurance Payments");

             (iv) applied to reimburse the Shareholder for the portion of its corporate overhead costs and expenses properly allocable to the business of the Shareholder (each such withdrawal, a "Corporate Allocation Payment"), provided that (x) the maximum amount of funds or securities that may be so withdrawn during any calendar week (it being understood that each calendar week shall begin on a Monday and end on the following Sunday) shall not exceed $120,000, and (y) the fees and expenses

        (whether legal or otherwise) of the Shareholder and the Company and its Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, proxy printing and mailing costs, any other proxy solicitation costs, and the fees and expenses of any financial adviser in connection with its issuance of a fairness opinion regarding this Agreement and the transactions contemplated hereby) shall be paid by the Shareholder and may be the subject of a Corporate Allocation Payment and, in any case, shall not be paid or reimbursed by way of a withdrawal of funds or securities from the Concentration Account pursuant to clause (ii) or
        (iii) above, a Permitted Account or a Segregated Account;

             (v) made for the benefit of the Shareholder in such amounts as the Vice President of Finance of the Shareholder (the "Shareholder CFO") determines to be necessary and appropriate in order for him to comply with his duties as the holder of such office and as the principal accounting officer of the Shareholder (each such withdrawal, an "Upstream Fiduciary Payment"); and

             (vi) in such amounts as shall be required to reimburse the Shareholder for all or any portion of any Downstream Fiduciary Payment (as defined below) which may be deposited in the Concentration Account after the date hereof but prior to such reimbursement (each such withdrawal, a "Downstream Repayment").

In the event of a shortfall of funds in the Concentration Account at any time, the order of priority of all payments made from the Concentration Account shall be as follows: (1) Payroll Taxes; (2) Payroll; (3) Mortgage Payments; (4) Insurance Payments; (5) any Corporate Allocation Payment; (6) any Upstream Fiduciary Payment; (7) any Downstream Repayment; and (8) any payments to vendors to, or suppliers of, the Company and its Subsidiaries.

          (g) The Shareholder shall not make any Upstream Fiduciary Payments at any time, if at such time "NIP" (computed using the formula below, such amount, the "Net Intercompany Position") shall exceed $1,000,000:

                            NIP = A - B - C + D + E

            Where:
                      A    =   The aggregate amount of all Upstream Fiduciary Payments
                               during the period from the date hereof up to (and including)
                               such time (the "Applicable Period");

                      B    =   The aggregate amount of all Upstream Repayments during the
                               Applicable Period;

                      C    =   The aggregate amount of all Downstream Fiduciary Payments
                               during the Applicable Period;

                      D    =   The aggregate amount of all Downstream Repayments during the
                               Applicable Period; and

                      E    =   The sum of all of the Excess Corporate Allocation Payments
                               during the Applicable Period (with such amounts calculated for each full or partial calendar week during the Applicable
                               Period). For purposes of this Agreement, the term "Excess
                               Corporate Allocation Payment" shall mean, with respect to
                               each calendar week during the Applicable Period (or, if such calendar week does not begin and end during the Applicable
                               Period, the portion of such calendar week during the
                               Applicable Period), the excess (if any) of (i) the aggregate amount of the Corporate Allocation Payments made during such period, over (ii) $120,000 (which shall be pro rated, to the extent such period is less than a full calendar week).

          (h) As soon as reasonably practicable after the Shareholder's receipt of any funds or securities in respect of the Distributed Claims (and in no event later than three business days after the date thereof), the Shareholder shall apply such funds or securities to the making of Upstream Repayments required by

     Section 7.12(j) (each, an "Accelerated Upstream Repayment"), regardless of whether the applicable Upstream Repayment Dates have occurred.

          (i) In the event that the Shareholder CFO determines that a contribution of cash or cash equivalents to the Concentration Account shall be necessary and appropriate in order for him to comply with his duties as the Vice President of Finance of the Shareholder and the principal accounting officer of the Shareholder, the Shareholder shall contribute cash and cash equivalents in the amount thereof to the Concentration Account, to the extent of legally available funds and not otherwise in conflict with such duties (such contribution, a "Downstream Fiduciary Payment").

          (j) In the event of an Upstream Fiduciary Payment, the Shareholder shall deposit cash or cash equivalents in the Concentration Account in the amount of such Upstream Fiduciary Payment (an "Upstream Repayment") no later than ten business days (an "Upstream Repayment Date") following the occurrence of such Upstream Fiduciary Payment. The Shareholder shall provide Purchaser with written notice (each, an "Activity Notice") of the occurrence of (i) Upstream Fiduciary Payments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Upstream Fiduciary Payments, (ii) the occurrence of Downstream Fiduciary Payments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Downstream Fiduciary Payments, (iii) the occurrence of Upstream Repayments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Upstream Repayments, and (iv) the occurrence of Downstream Repayments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Downstream Repayments. The Shareholder shall deliver each Activity Notice to Purchaser no later than the next business day immediately following the occurrence of the events specified in such Activity Notice, and shall specify in such Activity Notice, in reasonable detail, the amounts and dates of the Upstream Fiduciary Payments, Downstream Fiduciary Payments, Upstream Repayments or Downstream Repayments referred to therein and the actual or intended uses of the proceeds thereof. In the event of an Upstream Fiduciary Payment or Downstream Fiduciary Payment, the Shareholder shall apply, or cause to be applied, the proceeds thereof in accordance with the use of proceeds specified in the applicable Activity Notice.

          (k) All withdrawals of funds or securities from Permitted Accounts shall be made solely for the purposes set forth opposite the names of such Permitted Accounts on Schedule 7.12(b).

          (l) Neither the Company nor any Subsidiary thereof shall issue a check or similar instrument on any Account, unless the withdrawal of funds in the amount of such check from such Account shall be authorized pursuant to this
     Section 7.12. The Shareholder shall not issue any checks or similar instruments on the Concentration Account. The Shareholder shall not issue any checks or similar instruments on the Clean Earth Zero Balance Account other than in connection with, or related to, the business of the Company or any Subsidiary thereof.

          (m) Except for any Cash Facilities established and used on or after the date hereof in accordance with Section 7.12(a) (without taking into account the Segregated Accounts), neither the Shareholder nor the Company or any Subsidiary thereof shall assign, pledge, hypothecate or otherwise transfer any Cash Facility (or any funds or securities therein), or grant to any Person (other than the related Facility Provider, to the extent contemplated by the terms of such Facility Provider's agreement for the provision of the Cash Facility) the power to make or block any withdrawals of funds or securities therefrom, or issue any instruction to the Facility Provider for any Cash Facility (x) that has the effect of making or blocking any withdrawals of funds or securities therefrom or (y) to honor the instructions of another Person. The Shareholder and the Company and its Subsidiaries shall obtain the revocation or suspension of any such prior grants or instructions.

          (n) The Shareholder shall deliver to Purchaser, on each Tuesday, a reconciliation, in reasonable detail, of the withdrawals of funds or securities, during the prior calendar week, from the Concentration Account, against the provisions of Section 7.12(f).

          (o) The Shareholder and the Company shall obtain from the lenders under the Existing Credit Documents (the "Existing Senior Lenders") the following: (1) the written consent of the Existing Senior

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

     Lenders to compliance by the Shareholder and the Company and its Subsidiaries with the provisions of this Section 7.12 and (2) the written agreement of the Existing Senior Lenders not to take any actions or give any instructions, from the date hereof up to the Closing, with respect to any Cash Facility (including the Concentration Account and the Clean Earth Zero Balance Account) to withdraw funds or securities therefrom under circumstances, or for any purposes, amounts or at times, inconsistent with the provisions of this Section 7.12.

          (p) Neither the Shareholder nor the Company or any Subsidiary thereof shall take any actions inconsistent with the provisions of this Section 7.12.

7.13  NON-COMPETITION; NON-SOLICITATION; NO-HIRE.

     (a) In consideration of the benefits of this Agreement to the Shareholder and in order to induce Purchaser and Purchaser Sub to enter into this Agreement, Shareholder hereby covenants and agrees that, for a period of three (3) years following the Closing Date, the Shareholder shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser and Purchaser Sub, directly or indirectly, (i) do anything to cause or encourage any officer, director, employee or agent of the Company or any Subsidiary thereof to terminate his or her employment with the Company or such Subsidiary, as the case may be, for the purpose of competing with or proposing to compete with the Company or any of its Subsidiaries, or for the purpose of damaging the Company or any of its Subsidiaries in any way, (ii) contact or otherwise act in concert with any other Person, for purposes of (x) competing, directly or indirectly, with the business of the Company and its Subsidiaries as engaged in, or being actively developed by, the Company and its Subsidiaries on the Closing Date (collectively, the "Business") or (y) damaging in any way the Company or any of its Subsidiaries, or (iii) engage in, have an interest in, or provide advice or assistance to, any business in the Restricted Area which competes with the Business. Nothing in this Section 7.13(a) shall prohibit the Shareholder from owning, directly, or indirectly, not more than two percent (2.0%) of any class of securities of a publicly traded company.

     (b) The Shareholder specifically agrees that this covenant is an integral part of the inducement of Purchaser and Purchaser Sub to consummate the transactions contemplated by this Agreement (including, but not limited to, the Clean Earth Sale Transaction) and that Purchaser and Purchaser Sub shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by the Shareholder of any provision of this Section and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Purchaser or Purchaser Sub in this Section is intended to be exclusive of any other right, power or remedy of Purchaser or Purchaser Sub, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

     (c) The covenants contained in subsection (a) of this Section shall be construed as a series of separate covenants, one for each county or state of the United States of America and one for each country in which the Company or any Subsidiary thereof conducted business on or prior to the Closing Date (together, the "Restricted Area").

     (d) Each of the parties hereto agrees that in the event that either the length of time or geographical area set forth in this Section is deemed too restrictive by any court of competent jurisdiction, the covenants and agreements in this Section shall be enforceable for such time and within such geographical area as such court may deem reasonable under the circumstances.

     (e) The Shareholder hereby covenants and agrees that for a period of three
(3) years following the Closing Date neither it nor any of its Subsidiaries shall, without the prior written consent of Purchaser and Purchaser Sub, directly or indirectly, (i) solicit for employment any employee of the Company or any Subsidiary thereof or (ii) employ, or retain as a consultant or independent contractor, any such employee, in each case whether (x) during such employee's employment by the Company or any Subsidiary thereof or (y) after such employment, provided that the restriction set forth in clause (y) above shall not apply if (and only if) at no time from and after the date hereof until the end of such employment, the Shareholder has discussed with or communicated to such employee, directly or indirectly, (1) any plan or proposal for the

Shareholder, directly or indirectly, to employ, or retain as a consultant or independent contractor, such employee after the end of such employee's employment by the Company or any Subsidiary thereof or (2) the availability or prospect of such employment or engagement or retention as a consultant or independent contractor after the end of such employee's employment by the Company or any Subsidiary thereof.

7.14  COMMENCEMENT OF PROXY SOLICITATION.

     The obligations of the Shareholder and the Company pursuant to Section 7.1(e) shall be subject to (i) the deposit by Purchaser with the Escrow Agent of the amount of $200,000 (the "Escrow Deposit"), to be held in escrow (the "Proxy Escrow") and to be released, together with the net earnings thereon in the Proxy Escrow (the "Escrowed Proxy Reimbursement Amount"), to the Shareholder or Purchaser in accordance with the terms and conditions provided herein and in the Escrow Agreement and (ii) the Shareholder's receipt of a true and complete copy of the BOA Commitment. As provided more fully herein or in the Escrow Agreement,
(i) upon the occurrence of the Closing, the Escrowed Proxy Reimbursement Amount shall be applied, in accordance with Section 2.2(b), to the reduction, on a dollar-for-dollar basis, of the amount of the Closing Date Cash Payment to be remitted by Purchaser to the Shareholder and shall be released by the Escrow Agent to the Shareholder, and (ii) upon the termination of this Agreement, (x) the Escrow Deposit shall be released by the Escrow Agent from the Proxy Escrow
(A) to the Shareholder, but only if (1) all of the conditions precedent to Closing set forth in Section 8.1 (other than Section 8.1(g)) were fully satisfied and (2) all of the conditions precedent set forth in the credit agreement and related documents contemplated by the BOA Commitment to Purchaser's receipt of senior secured financing pursuant to the credit agreement and such documents were fully satisfied, and (B) to Purchaser, in all other instances; and (y) any additional funds in the Proxy Escrow shall be released by the Escrow Agent from the Proxy Escrow to the party receiving the Escrow Deposit.

7.15  TERMINATION OF CERTAIN EMPLOYMENT AGREEMENTS.

     The parties hereto agree that, effective as of the Closing, each of the employment agreements listed on Schedule 7.15, shall be automatically terminated without any further action by the parties thereto or any further liability of any of the parties thereunder, subject to the written agreement of the employee specified therein to such effect.

                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO CLOSING

8.1  CONDITIONS OF PURCHASER AND PURCHASER SUB.

     Notwithstanding any other provision of this Agreement, the obligations of Purchaser and Purchaser Sub to consummate the Clean Earth Sale Transaction and to take the other actions to be taken by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived in whole or in part by Purchaser and Purchaser Sub):

          (a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the acquisition of the Shares by Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser or Purchaser Sub of all or a material portion of the business or assets of the Company, or to compel Purchaser or Purchaser Sub or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company, Purchaser or Purchaser Sub;

          (b) The representations and warranties of the Shareholder and the Company in this Agreement (considered collectively), and each of these representations and warranties (considered individually), in each case without giving effect to any materiality, Material Adverse Effect or knowledge qualifiers set forth therein, shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date (except where any such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct in all material respects as of such date), with the same effect as if made on the Closing Date and the Shareholder and the Company shall have complied with all covenants and agreements and satisfied all conditions on the Shareholder's and the Company's part to be performed or satisfied on or prior to the Closing Date;

          (c) Purchaser and Purchaser Sub shall have received from (i) Blank Rome Comisky & McCauley LLP, counsel for the Shareholder and the Company, a written opinion dated the Closing Date and addressed to Purchaser and Purchaser Sub, in substantially the form attached as Exhibit F hereto, (ii) Gordon & Silver, Ltd., a written opinion dated the Closing Date and addressed to Purchaser and Purchaser Sub, in substantially the form attached as Exhibit G hereto, and (iii) Shareholder's general counsel, a written opinion dated the Closing Date and addressed to Purchaser and the Purchaser Sub, in substantially the form attached as Exhibit O hereto,

          (d) Purchaser and Purchaser Sub shall have received from the President of the Company a certificate dated the Closing Date in substantially the form attached as Exhibit H hereto;

          (e) Purchaser and Purchaser Sub shall have received from the Chief Executive Officer of the Shareholder a certificate dated the Closing Date in substantially the form attached as Exhibit I hereto indicating, among other things, that there are no material misstatements or omissions and no Material Adverse Effect has occurred to the Company since the date hereof;

          (f) Purchaser and Purchaser Sub shall have received (i) a certificate of the Secretary of the Company in substantially the form attached as Exhibit J hereto, and (ii) a certificate of the Secretary of the Shareholder in substantially the form attached as Exhibit K hereto;

          (g) Purchaser or Purchaser Sub shall have received, on the Closing Date, senior secured financing of at least $37,000,000 (consisting of a term loan and a revolving credit facility) from a syndicate of institutional lenders led by BOA (or an Affiliate thereof) in accordance with a written commitment from BOA reasonably satisfactory to Purchaser and Purchaser Sub (the "BOA Commitment");

          (h) Purchaser shall have received a counterpart to the Alsentzer Agreement executed by Alsentzer and counterparts to the Transition Agreement executed by the Shareholder and the Company;

          (i) All consents or filings required to be obtained or made by the Shareholder, the Company, Purchaser or Purchaser Sub from or with third parties, including any Governmental Entity, landlord, bank or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained or made (including, but not limited to, any filing under the HSR Act), and all waiting periods (or extensions thereof) (if any) specified under applicable Legal Requirements (including the HSR Act, ISRA or RCRA), the expiration of which are necessary for the consummation of the transactions contemplated by this Agreement (including the Clean Earth Sale Transaction), shall have expired or been terminated, and Purchaser and Purchaser Sub shall have received true and complete copies of the Senior Facility Consent and the Halifax Consent; and Purchaser and Purchaser Sub shall apply at their sole cost and expense for approval under the HSR Act of the Clean Earth Sale Transaction, to the extent necessary thereunder;

          (j) No Material Adverse Effect has occurred to the Company since the date hereof;

          (k) Purchaser and Purchaser Sub shall have received (i) on or prior to the Delivery Date Cut-Off, either (x) the Audited Financial Statements and the Auditor Report or (y) the Final Draft Audited Financial Statements and the Final Draft Auditor Report; and (ii) at or prior to Closing, the Audited Financial Statements and Auditor Report; and the Audited Financial Statements are substantially similar to the Latest Unaudited Annual Financial Statements;

          (l) The Shareholder Approval shall have been obtained at the Shareholder Meeting;

          (m) At least ten days prior to the Closing Date, Purchaser and Purchaser Sub shall have received the Pre-Closing Balance Sheet and the Closing Estimates Certificate, each of which shall have been prepared in a manner reasonably satisfactory to Purchaser Sub, and the amount of the Estimated AWC as reflected in the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate shall be at least $7,000,000;

          (n) Purchaser and Purchaser Sub shall have received offers of resignation, effective as of the Closing upon acceptance by Purchaser, of all of the directors and officers of each of the Company and its Subsidiaries;

          (o) Purchaser and Purchaser Sub shall have received a certificate, dated as of the Closing Date, signed by the Company, certifying that the ownership interest of the Shareholder in the Company is not, as of the Closing Date, a U.S. real property interest for purposes of Treasury Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i) under the Code;

          (p) Purchaser and Purchaser Sub shall have received a true and complete copy of an opinion dated as of the date of hereof, rendered by the Shareholder Board's financial advisor, to the Shareholder Board, to the effect that, as of the date hereof, and based upon the assumptions and limitations stated in such opinion, the consideration that will be paid to the Shareholder in the Clean Earth Sale Transaction is fair and reasonable to the Shareholder and to the holders of the common stock of the Shareholder from a financial point of view;

          (q) The Shareholder shall have delivered to Purchaser a certificate or certificates representing all of the Shares and the Transaction Documents specified to be delivered by the Shareholder, in each case in accordance with the provisions of Section 2.4(a); and

          (r) Purchaser shall have received the written agreements (whether pursuant to the Senior Facility Consent, the Halifax Consent or other written letters or agreements) of the parties under the Existing Credit Agreement and of Halifax under the Halifax Documents, in each case to release their liens on the Shares and on the assets of the Company and its Subsidiaries.

8.2  CONDITIONS OF THE SHAREHOLDER.

     Notwithstanding any other provision of this Agreement, the obligation of the Shareholder to consummate the Clean Earth Sale Transaction and to take the other actions to be taken by the Shareholder at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived in whole or in part by the Shareholder):

          (a) The conditions set forth in subsections (a) and (i) of Section 8.1 have been met;

          (b) The representations and warranties of Purchaser and Purchaser Sub in this Agreement (considered collectively), and each of these representations and warranties (considered individually), in each case without giving effect to any materiality, Material Adverse Effect or knowledge qualifiers set forth therein, shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date (except where any such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct in all material respects as of such date), with the same effect as if made on the Closing Date and Purchaser and Purchaser Sub shall have complied with all covenants and agreements and satisfied all conditions on Purchaser's part and Purchaser Sub's part to be performed or satisfied on or prior to the Closing Date. The Chairman of the Board or President of the Purchaser Sub shall execute a Certificate at Closing to this effect in the form of Exhibit L hereto, and the Chairman of the Board or President of Purchaser shall execute a Certificate at Closing to this effect in the form of Exhibit Q hereto;

          (c) Shareholder shall have received from O'Sullivan LLP, counsel for Purchaser and Purchaser Sub, a written opinion dated the Closing Date and addressed to Shareholder, in substantially the form attached as Exhibit M hereto;

          (d) The Shareholder Approval shall have been obtained at the Shareholder Meeting;

          (e) The obligations of the Shareholder under the Guaranties and the Financial Assurances set forth on Schedule 8.2, and those obligations of the Shareholder under Guaranties and Financial Assurances incurred subsequent to the date hereof and as to which Purchaser and Purchaser Sub have approved in writing prior to their incurrence, shall have been terminated;

          (f) Shareholder shall have received (i) a certificate of the Secretary of Purchaser Sub in substantially the form attached hereto as Exhibit N, and (ii) a certificate of the Secretary of Purchaser in substantially the form attached hereto as Exhibit P hereto;

          (g) Purchaser shall have delivered (i) the Closing Date Cash Payment and the Transaction Documents specified to be delivered by it, in each case in accordance with the provisions of Section 2.4(b), and (ii) the Escrowed Funds and the Seller Note to the Escrow Agent, in each case in accordance with the provisions of Section 2.4(c);

          (h) Purchaser Sub shall have delivered the Transaction Documents specified to be delivered by it in accordance with the provisions of
     Section 2.4(b); and

          (i) The Substitution Agreement (or an agreement with substantially similar provisions) shall be effective as of the Closing.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

9.1  TERMINATION.

     This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of Purchaser, Purchaser Sub and the Shareholder;

          (b) by Purchaser and Purchaser Sub acting together, if (i) there has been a Material Adverse Effect on the Company between the date hereof and the Closing Date or (ii) any of the conditions precedent to Closing set forth in Section 8.1 have not been satisfied as of the Closing Date or if satisfaction of any such condition precedent is or becomes impossible (other than through the failure of Purchaser or Purchaser Sub to fully comply with its obligations hereunder) and Purchaser and Purchaser Sub have not waived such condition on or before the Closing Date;

          (c) by the Shareholder and the Company acting together if any of the conditions precedent to Closing set forth in Section 8.2 have not been satisfied as of the Closing Date or if satisfaction of any such condition precedent is or becomes impossible (other than through the failure of the Shareholder or the Company to fully comply with its obligations hereunder) and the Shareholder and the Company have not waived such condition on or before the Closing Date;

          (d) by either Purchaser and Purchaser Sub acting together, on the one hand, or the Shareholder and the Company acting together, on the other hand, if the Closing is not effected on or prior to (i) September 13, 2002 (subject to clause (ii) of this Section 9.1(d)) (provided, however, that the failure to effect the Closing by such date is not primarily due to acts, omissions or failure of the terminating party) or (ii) October 31, 2002 if the Closing is not effected due solely to the failure of the Shareholder Meeting to occur at any time during the period from the date hereof up to (and including) such date (other than through the failure of the Shareholder or the Company to fully comply with its obligations hereunder);

          (e) by Purchaser and Purchaser Sub acting together on the one hand, or the Shareholder and the Company acting together on the other hand, if a material breach of any provision of this Agreement has been committed by the other and such breach has not been waived; provided, however, that termination pursuant to this Section 9.1(e) shall not relieve the breaching party of liability for such breach or otherwise;

          (f) by Purchaser and Purchaser Sub acting together, if (i) a Shareholder Update Letter is delivered by the Shareholder to the Purchaser and Purchaser Sub on or before the Closing Date, (ii) the Net Intercompany Position exceeds or has exceeded $1,000,000 on any date (a "Non-Compliance Date") during the period (the "Compliance Period") from the date hereof up to (and including) the Closing Date (unless, on such Non-Compliance Date, the Net Intercompany Position is or was less than $1,200,000 and, during the Compliance Period (including, but not limited to, the Non-Compliance
     Date), the Net Intercompany Position has been between $1,000,000 and $1,200,000 for no more than three separate periods of up to three consecutive business days each), (iii) the Shareholder has failed to make an Accelerated Upstream Repayment in accordance with Section 7.12(h), or
     (iv) the Shareholder has failed to make an Upstream Repayment in full by the applicable Upstream Repayment Date; or

          (g) by Purchaser and Purchaser Sub acting together on the one hand, or the Shareholder and the Company acting together on the other hand, if the Shareholder Meeting occurs and the Shareholder Approval is not obtained at the Shareholder Meeting.

9.2  EFFECT OF TERMINATION.

     In the case of any termination of this Agreement as provided in Section 9.1, this Agreement (other than Sections 7.3(b) and 7.14 and this Article IX and
Article XII, each of which shall remain in full force and effect) shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or their respective stockholders or Representatives, except as provided in this Section 9.2 and Sections 12.1 and 12.12; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement are not satisfied as a result of the other party's failure to fully comply with its obligations under this Agreement, the terminating party's rights to pursue all remedies available at law or in equity (including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief) with respect to such breaching party will survive such termination unimpaired.

9.3  AMENDMENT.

     This Agreement may be amended at any time by a written instrument executed by Purchaser, Purchaser Sub and the Shareholder. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

9.4  WAIVER.

     Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof, so long as such waiver is expressly set forth in such waiver. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. Except as set forth in Section 10.4, the rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

                                   ARTICLE X

                                INDEMNIFICATION

10.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     (a) The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) until a date one year following the Closing Date, except for (i) those representations and warranties contained in any of Section 3.1, Section 3.2(a),
Section 3.3(b)(i), Section 4.1(a), Section 4.2(a)(ii)(x) and Section 4.3(a) (collectively, the "Fundamental Seller Representations"), which shall survive indefinitely, (ii) those representations and warranties contained in this Agreement relating to taxes and environmental matters, which shall survive until the expiration of the applicable statutes of limitation (including extensions thereof), and (iii) those representations or warranties that are breached where such breaches involve fraud or intentional breach, which shall survive until the expiration of the applicable statutes of limitation (including extensions thereof). Any claim with respect to any inaccuracy or breach of any representation or warranty for which the party asserting such claim shall have given proper notice in accordance with the terms of this Agreement on or prior to the expiration of the applicable Survival Date shall survive until such claim is resolved pursuant to the terms of this Agreement. For convenience of reference, the date upon which any representation and warranty shall terminate, if any, shall be referred to herein as the "Survival Date."

     (b) Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iv) the Closing hereunder; provided, that, if (x) the Shareholder has prepared, executed and delivered a Shareholder Update Letter to Purchaser and Purchaser Sub in accordance with Section 7.4(b), (y) this Agreement is not terminated before Closing by Purchaser and Purchaser Sub pursuant to Section 9.1(f) and (z) the Closing occurs, Purchaser and Purchaser Sub shall have waived their claims to indemnification pursuant to Section 10.2(a)(i) with respect to Damages arising out of, resulting from, or relating to the inaccuracy or breach of each Breached Representation specified in such Shareholder Update Letter, in each case to the extent (but only to the extent) that such inaccuracy or breach resulted from the occurrence, after the date hereof, of the applicable Intervening Event specified in such Shareholder Update Letter; provided, however, that the receipt or acceptance by Purchaser and Purchaser Sub of a Shareholder Update Letter and the subsequent occurrence of a Closing shall not constitute a waiver of any Damages which arise out of, result from, or relate to Pre-Signing Events.

     (c) If the Closing occurs, (i) the Company shall have no liability (whether for indemnification or otherwise) with respect to any representation or warranty, or covenant, agreement, undertaking or obligation to be performed and complied with by it prior to the Closing, and (ii) Purchaser and Purchaser Sub shall have no liability (whether for indemnification or otherwise) with respect to any covenant, agreement, undertaking or obligation to be performed and complied with by it prior to the Closing.

10.2  INDEMNIFICATION.

     (a) Subject to the proviso set forth in Section 10.1(b) and the specific limitations set forth below, the Shareholder covenants and agrees to defend, indemnify and hold harmless Purchaser, Purchaser Sub and the Company and each Person who controls Purchaser, Purchaser Sub or the Company within the meaning of the Securities Act (collectively, the "Purchaser Indemnified Group") from and against any Damages arising out of, resulting from, or relating to:

          (i) any inaccuracy or breach of any representation or warranty made by the Shareholder or the Company in this Agreement or the Proxy Statement (unless arising out of information provided to the Shareholder by Purchaser or Purchaser Sub specifically for inclusion therein) or in any writing delivered pursuant to this Agreement or at the Closing;

          (ii) the failure of the Shareholder or the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to this Agreement or any other documents executed as part of this Agreement;

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          (iii) any Actions incidental to the enforcement of the rights of
     Purchaser or Purchaser Sub under this Agreement;

          (iv) any fees of any broker, finder or similar agent employed by or on behalf of the Shareholder or the Company, or any brokerage commissions, finders' fees or any similar compensation to be paid to any Person pursuant to any agreement or understanding of any kind which the Shareholder or the Company has entered into with such Person, in connection with this Agreement or the transactions contemplated hereby (including, but not limited to, any of the foregoing arising under the BAS Fee Agreement);

          (v) the PRP Matters and the Company's and its Subsidiaries' obligations under ISRA and the ACO (excluding the costs associated with construction of the containment building at CENJ's South Kearney, New Jersey property for which the Company has budgeted capital costs) with respect to the Company's and its Subsidiaries' New Jersey facilities arising under ISRA prior to the Closing, including those obligations arising under ISRA as a result of the consummation of the transactions contemplated by this Agreement, and specifically including all costs and expenses associated with the investigation and remediation incurred in connection with fulfilling the Company's and its Subsidiaries' obligations thereunder;

          (vi) the pre-Closing environmental condition of CEPI's facility and property at 3201 South 61st Street, Philadelphia, Pennsylvania (the "Philadelphia Facility"), specifically including, without limitation, the presence of, or release or threatened release of, any Hazardous Material or other contaminants at, on, under, or migrating from the Philadelphia Facility, to the extent that the Company or any Subsidiary thereof (including CEPI) is required by any Governmental Entity to investigate or remediate any such condition;

          (vii) all Actions raised under the lawsuits set forth on Schedule 10.2(a) and any other causes of action arising out of the facts or circumstances alleged to have occurred in such lawsuits, to the extent such Damages are in excess of the amounts therefor (if any) reflected as a reserve, liability or accrual on the Final Closing Date Balance Sheet; or

          (viii) all Actions threatened, asserted or instituted against or under the Welfare Plans of the Shareholder (or the assets thereof), by, for the benefit of, or with respect to, current or former employees of the Company and its Subsidiaries, at any time prior to the Closing.

     (b) Each of Purchaser, Purchaser Sub and the Company covenants and agrees to defend, indemnify and hold harmless the Shareholder and each Person who controls Shareholder (collectively, the "Shareholder Indemnified Group") from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser or Purchaser Sub in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing (including without limitation, any writing delivered to the Shareholder by Purchaser or Purchaser Sub specifically for inclusion in the Proxy Statement); (ii) the failure by Purchaser or Purchaser Sub to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; (iii) any and all Actions incidental to the enforcement of the Shareholder's rights under this Agreement; (iv) Shareholder's liabilities or obligations arising subsequent to the Closing under the PNC Shareholder Guaranty; and (v) Shareholder's liabilities or obligations under the Guaranties and Financial Assurances set forth on Schedule 10.2(b)(v) (each, a "Permitted Guaranty"). Each of Purchaser, Purchaser Sub and the Company covenants and agrees to defend, indemnify and hold harmless the B.C. Guarantors from and against any Damages arising out of or resulting from the B.C. Guarantor's liabilities or obligations under the AIG Financial Support Letter.

     (c) The Company shall, and Purchaser and Purchaser Sub shall cause for a period of 6 years from the Closing Date, the Company to (i) continue to agree to indemnify and hold harmless, and provide advancement of expenses to all, past and present directors and officers of the Company and of its Subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof for acts or omissions occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Company's certificate of incorporation and

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

bylaws, the current provisions therein regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses, (iii) cause to be maintained a policy of directors' and officers' liability insurance with limits, terms and conditions appropriate to the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Closing Date (provided, that, upon the Company's purchase of a six-year noncancellable run-off directors' and officers' liability insurance policy issued by an insurer the Best's rating of which is the same or higher as that of the insurer which has issued the Shareholder's current directors' and officers' liability insurance policy, the Shareholder shall cause its current directors' and officers' liability insurance policy to exclude coverage for those directors and officers of the Company and its Subsidiaries who were directors and officers of the Company and its Subsidiaries prior to the Closing), and (iv) cause to be maintained a policy of environmental liability insurance with respect to claims arising from facts or events that occurred on or before the Closing Date with limits, coverage, terms and conditions substantially the same as that in force immediately prior to the Closing. It is agreed that the Indemnitees to whom this Section applies shall be considered third party beneficiaries of this Section.

     (d) Upon the final determination of any Damages payable by the Shareholder to Purchaser, Purchaser Sub or the Company pursuant to this Article X (other than Section 10.2(a)(vi)) (a "Purchaser Indemnity Determination"), Purchaser or Purchaser Sub, as the case may be, shall recover such Damages pursuant to the Recovery Procedure, subject to the other Permitted Additional Remedies.

     (e) Upon the final determination of any Damages payable by the Shareholder to Purchaser, Purchaser Sub or the Company pursuant to Section 10.2(a)(vi) (a "Philadelphia Indemnity Determination"), Purchaser or Purchaser Sub, as the case may be, shall recover such Damages such that Note Reductions under Section 2.3(e) shall be the sole remedy of Purchaser and Purchaser Sub for recovery of such Damages pursuant to Section 10.2(a)(vi), unless such Damages arise out of, result from, or relate to fraud or intentional breach by any party hereto, in which case either Purchaser or Purchaser Sub may elect to pursue any of its remedies available at law or in equity.

     (f) Upon the final determination of any Damages payable by Purchaser, Purchaser Sub or the Company to the Shareholder pursuant to this Article X, such final determination shall be paid within five business days on demand by wire transfer of immediately available funds.

     (g) An Action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of this Article X when the parties to such Action have so determined by mutual agreement or, if disputed, when a non-appealable award, decision, judgment, decree, settlement, order, ruling or verdict shall have been entered, issued, made or rendered by a Governmental Entity of competent jurisdiction.

10.3  THIRD PARTY CLAIMS.

     (a) If any party entitled to be indemnified pursuant to Section 10.2 (an "Indemnified Party") receives notice of the assertion by any third party of any Action or of the commencement by any such third party of any Action (any such Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were directly caused by such failure.

     (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its sole expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and
(ii) the Indemnified Party shall not settle any Indemnifiable Claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld. The
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

Indemnifying Party shall not pay or settle such claim without the Indemnified Party's consent, which consent shall not be unreasonably withheld.

     (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall provide at least five business days prior notice to the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

10.4  EXCLUSIVE REMEDY.

     The remedy provided by this Article X is the sole and exclusive remedy for the recovery of any Damages, other than the following remedies (the "Permitted Additional Remedies"): (i) the Balance Sheet Dispute Resolution Procedure and the Recovery Procedure, (ii) as set forth in Section 7.3(b), Section 7.13,
Section 9.2 or Section 12.1, (iii) as set forth in the Transaction Documents (other than this Agreement), and (iv) the remedies available at law or in equity to a party hereto (including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief) in the event of fraud or intentional breach by any other party hereto with respect to this Agreement or the transactions contemplated hereby. Purchaser and Purchaser Sub expressly waive all rights and remedies against the Shareholder solely with respect to the transactions contemplated by this Agreement, whether by statute, rule, regulation, in tort, or otherwise, except (i) the remedy provided by this right of indemnification under this Article X and (ii) the Permitted Additional Remedies.

10.5  INDEMNIFICATION THRESHOLD.

     (a) No indemnification claim shall be made under the provisions of this
Article X (excluding Section 10.2(a)(vi)) by the Purchaser Indemnified Group or the Shareholder Indemnified Group (each, an "Indemnified Group") until such time that the members of such Indemnified Group making a claim for indemnification under such provisions against the Shareholder, in the case of the Purchaser Indemnified Group, or Purchaser and Purchaser Sub, in the case of the Shareholder Indemnified Group (such indemnitor, the "Indemnitor"), believe, in good faith, that they have claims for indemnification against the Indemnitor under such provisions for Damages which total on a cumulative basis at least Three Hundred Seventy Five Thousand Dollars ($375,000) (the "General Threshold"). Except as otherwise provided in Section 10.5(b), each Indemnitor shall not be liable to the Indemnified Group for any Damages arising in connection with its indemnification obligations to such Indemnified Group under such provisions until the aggregate amount of such Damages exceeds the General Threshold, in which case such Indemnitor shall be liable to the Indemnified Group for the amount by which such Damages exceed One Hundred Seventy Five Thousand Dollars ($175,000) (the "General Deductible"). Notwithstanding anything to the contrary herein, except as set forth in Section 10.5(b), under no circumstances, shall the Shareholder's liability under this Article X (excluding
Section 10.2(a)(vi)) exceed the amount of Twenty Five Million Dollars ($25,000,000) (the "General Cap").

     (b) Notwithstanding anything to the contrary contained herein, none of the General Threshold, the General Deductible or the General Cap shall apply with respect to any Damages arising out of, resulting from, or relating to (1) any inaccuracy or breach of any representation or warranty set forth in any of the Fundamental Seller Representations or Sections 5.1, 5.2, 5.3 or 5.5 or any representation or warranty contained in this Agreement relating to taxes or environmental matters, (2) any indemnification claim made under Section 10.2(a) (excluding clauses (i), (iii) (to the extent such claim relates to a claim pursuant to clause (i), (vi) or (vii) of Section 10.2(a)), (vi) and (vii) thereof) or Section 10.2(b) (excluding clause (i) thereof), or (3) any indemnification claim made under this Article X with respect to fraud or intentional breach by any party hereto.

     (c) No indemnification claim shall be made under Section 10.2(a)(vi) by the Purchaser Indemnified Group until such time that the members of the Purchaser Indemnified Group making a claim for indemnification against the Shareholder under such provisions, believe, in good faith, that they have claims for

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

indemnification against the Shareholder under such provisions for Damages which total on a cumulative basis at least One Hundred Thousand Dollars ($100,000) (the "Philadelphia Indemnity Deductible"). Except as otherwise provided in
Section 10.5(d), the Shareholder shall not be liable to the Purchaser Indemnified Group for any Damages arising in connection with its indemnification obligations to the Purchaser Indemnified Group under Section 10.2(a)(vi) until the aggregate amount of such Damages exceeds the Philadelphia Indemnity Deductible, in which case the Shareholder shall be liable to the Purchaser Indemnified Group for the amount by which such Damages exceed the Philadelphia Indemnity Deductible. Notwithstanding anything to the contrary herein, except as set forth in Section 10.5(d), under no circumstances, shall the Shareholder's liability under Section 10.2(a)(vi) exceed the initial value of the Seller Note (as specified in Section 2.2(a)) (the "Philadelphia Indemnity Cap").

     (d) Notwithstanding anything to the contrary contained herein, neither the Philadelphia Indemnity Deductible nor the Philadelphia Indemnity Cap shall apply with respect to any Damages arising out of, resulting from, or relating to any indemnification claim made under Section 10.2(a)(vi) with respect to fraud or intentional breach by any party hereto.

10.6  PUNITIVE DAMAGES.

     Notwithstanding anything to the contrary contained herein, no party shall be entitled to recover punitive damages from another party under this Article X.

10.7  ACCOUNTS RECEIVABLE.

     Upon (i) the final determination of any Damages payable by the Shareholder to Purchaser and Purchaser Sub with respect to a breach of the representations and warranties in Section 4.6 relating to the collection of accounts receivable and (ii) the Shareholder's recovery of such Damages from the Shareholder or from the Escrowed Funds in accordance with the provisions of this Agreement and the Escrow Agreement, Purchaser and Purchaser Sub shall, concurrently with such recovery, assign to the Shareholder all of its title to, and the right to collect on, the accounts receivable in question, to the extent of the Damages so recovered.

10.8  TAXES AND INSURANCE.

     Any indemnification payment pursuant to this Section 10 shall take into account (a) any tax benefit to the Indemnified Party resulting from the loss giving rise to such payment net of any tax cost to such Indemnified Party resulting from the receipt of such payment and (b) any insurance proceeds with respect thereto actually received by the Indemnified Party (or any Subsidiary thereof) from any insurance policy of the Indemnified Party (or any Subsidiary thereof) in effect at any time prior to the Closing (less the costs of recovering such proceeds, retrospective premium adjustments, experience-based premium adjustments and increases in the cost of other forms of self-insurance)

                                   ARTICLE XI

                             POST CLOSING COVENANTS

     In addition to any other covenants in this Agreement that shall survive the Closing of this transaction, the parties agree that the following covenants shall continue to survive post Closing:

11.1  PURCHASER AND PURCHASER SUB COVENANTS

     (a) Purchaser and Purchaser Sub shall cause the Company to fully cooperate with the Shareholder in Shareholder's efforts to collect the Distributed Claims, including allowing employees of the Company to assist the Shareholder in its collection efforts, provided that neither the Company nor its employees shall be required to incur any costs or expenses in connection therewith or to take any actions that would unreasonably interfere with the conduct of the Company's business or unreasonably disrupt its normal operations. Shareholder shall be solely liable for all expenses to be incurred associated with pursuing the aforementioned claims.

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

     (b) Purchaser shall provide Shareholder, within 45 days of the end of each of the first three quarters of its fiscal year and 90 days of the end of the last quarter of its fiscal year, its balance sheet and statement of operations for such quarter or fiscal year which need not be audited but prepared in accordance with U.S. generally accepted accounting principles of the Company (subject, in the case of such quarterly financial statements, to normal, year-end adjustments and the lack of footnotes and other presentation items), so long as the Shareholder holds Notes with an aggregate outstanding principal balance of at least $500,000.

     (c) To the extent any Permitted Guaranty of the Shareholder made on behalf of the Company is not removed on or before the Closing Date, Purchaser and Purchaser Sub shall cause the Company to use its commercially reasonable efforts, post-Closing, to have the Shareholder removed as a guarantor under such Permitted Guaranty or to release Shareholder from such Permitted Guaranty for any obligation or debt of the Company as soon as reasonably practical subsequent to Closing, without any expense to the Company, Purchaser or Purchaser Sub other than commercially reasonable expenses to provide a Financial Assurance in replacement or substitution.

     (d) So long as the Shareholder (or an Affiliate thereof) holds the Notes, Purchaser will maintain an office or agency in the United States at such address as may be designated in writing from time to time to the registered holders of the Notes, where notices, presentations and demands to or upon Purchaser in respect of the Notes may be given or made. Unless or until another office or agency is designated by Purchaser, such office shall be at the address set forth adjacent to Purchaser's name in Section 12.2 of this Agreement.

     (e) So long as the Shareholder (or an Affiliate thereof) holds Notes with an aggregate outstanding principal balance of at least $500,000, Purchaser will
(i) maintain its corporate existence, rights, powers and privileges in good standing, (ii) comply in all material respects with all laws and governmental regulations and restrictions applicable to its business or properties, (iii) keep records and books of account in accordance with sound business practices and maintain a system of internal accounting controls in compliance with Section 13(b)(2) of the Securities Exchange Act of 1934 (as amended), and (iv) retain independent public accountants of recognized national standing as auditors of Purchaser's annual financial statements referred to in Section 11.1(b).

11.2  LIMITATIONS ON DISPOSITION OF NOTES.

     The holder of any Notes (the "Transferring Holder"), by acceptance thereof, hereby agrees not to make any disposition of all or any portion of such Notes (such disposed portions, the "Transferred Notes") other than to an Affiliate thereof or a purchaser of all, or substantially all, of the assets of the Transferring Holder (a "Permitted Transferee") in accordance with the terms and conditions of this Agreement (a "Permitted Transfer"). Prior to making any Permitted Transfer of any Transferred Note, the Transferring Holder shall give written notice to Purchaser of such Transferring Holder's intention to effect such Permitted Transfer and to comply in all other respects with this Section
11.2. Each such written notice (a "Transfer Notice") shall describe the manner and circumstances of the proposed Permitted Transfer and shall be accompanied, if reasonably requested by Purchaser, by the written opinion, addressed to Purchaser, of counsel for the Transferring Holder, as to whether in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to Purchaser and which counsel may be the in-house counsel of such Transferring Holder) such proposed Permitted Transfer involves a transaction requiring registration of the Transferred Notes under the Securities Act. If in the opinion of such counsel (if such opinion is required hereunder), the proposed Permitted Transfer may be effected without registration under the Securities Act, or otherwise if such opinion is not required hereunder, the Transferring Holder shall thereupon be entitled to make such Permitted Transfer in accordance with the terms of the Transfer Notice, provided that, regardless of whether such opinion is required, the Permitted Transferee thereof shall have first delivered to Purchaser its written agreement (the "Transferee Acceptance Notice"), for the benefit of Purchaser, to be bound by and obligated to comply (i) if the Transferred Notes are Seller Notes, with the provisions of Section 2.3(e) (whereunder the Transferred Notes shall be subject to retirement and reduction or offset in accordance with the Recovery Procedure) and (ii) in any case, with this Section 11.2. Each instrument evidencing a Transferred Note, or any portion thereof retained by the Transferring Holder, or any portion of a Seller Note reissued pursuant to Section 2.3(e), shall bear the legends set forth in Section 3.8.
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                                  ARTICLE XII

                               GENERAL PROVISIONS

12.1  FEES AND EXPENSES.

     (a) Subject to the other provisions of this Section 12.1, all costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same. Except as otherwise provided in this Section 12.1 or in Section 9.2, the termination of this Agreement by the Purchaser and Purchaser Sub, on the one hand, or by the Shareholder and the Company, on the other hand, pursuant to Section 9.1 shall not result in the liability of the Shareholder or the Company to Purchaser or Purchaser Sub, or the Purchaser or Purchaser Sub to the Shareholder or the Company.

     (b) If the termination of this Agreement is by Purchaser and Purchaser Sub acting together pursuant to either (i) Section 9.1(b) (other than by reason of the failure of the condition precedent set forth in Section 8.1(a), Section 8.1(b) (but only to the extent of a breach of either Section 3.2(d) or Section
3.3 (insofar as Section 3.3 relates to receipt of Shareholder Approval)),
Section 8.1(g) or Section 8.1(l)) or (ii) Section 9.1(f), the Shareholder or the Company shall promptly pay Purchaser and Purchaser Sub a fee of (x) $1,250,000, plus (y) the verifiable legal and other out-of-pocket expenses of Purchaser and Purchaser Sub not to exceed $500,000.

     (c) If the termination of this Agreement is pursuant to Section 9.1(d) or 9.1(g), the Shareholder or the Company shall promptly pay Purchaser and Purchaser Sub the verifiable legal and other out-of-pocket expenses of Purchaser and Purchaser Sub not to exceed $500,000.

     (d) If the termination of this Agreement is pursuant to Section 9.1(d) or 9.1(g) and, prior to the six-month anniversary of the date of termination, the Shareholder, the Company or any Subsidiary thereof enters into a binding contract or agreement for the consummation of an Acquisition Transaction, then, upon consummation of such Acquisition Transaction, the Shareholder or the Company shall promptly pay Purchaser and Purchaser Sub a fee of $1,250,000.

     (e) The payments to be made pursuant to this Section 12.1 are intended to be paid as liquidated damages (including if payments are made in respect of a termination of this Agreement because of the breach of this Agreement), and not as a penalty. Upon payment in full by the applicable party under this Section 12.1, except for the provisions of Section 7.3(b), Section 7.14, Section 12.9,
Section 12.10 and Section 12.12, this Agreement shall be null and void and of no further force and effect, and such party shall be relieved of any further liability to the other party. Except as set forth in Section 9.2, such payment under this Section 12.1 shall be the sole and exclusive remedy of the parties for the failure of the applicable party to consummate the transaction (except for fraud or intentional breach by the applicable party).

12.2  NOTICES.

     All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

          (a) If to Purchaser, or after the Closing, the Company, addressed to:

              CEI Holding Corporation
              320 Park Avenue
              New York, NY 10022
              Attention: President
              Telecopy: 212-832-5815

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

              With a copy to:

              O'Sullivan LLP
              30 Rockefeller Plaza, 27th floor
              New York, NY 10112
              Attention: Dominick P. DeChiara, Esq.
              Telecopy: (212) 218-6220

          (b) If to Purchaser Sub, addressed to:

              CEI Acquisition Corp.
              320 Park Avenue
              New York, NY 10022
              Attention: President
              Telecopy: 212-832-5815

              With a copy to:

              O'Sullivan LLP
              30 Rockefeller Plaza, 27th floor
              New York, NY 10112
              Attention: Dominick P. DeChiara, Esq.
              Telecopy: (212) 218-6220

          (c) If to Shareholder, or prior to the Closing, the Company, addressed to:

              U.S. Plastic Lumber Corp.
              2300 W. Glades Road
              Suite 440W
              Boca Raton, Florida 33431
              Attention: Bruce C. Rosetto, Vice President and General Counsel
              Telecopy: (561) 394-5335

              With a copy to:

              Blank Rome Comisky & McCauley LLP
              One Logan Square
              Philadelphia, Pennsylvania 19103-6998
              Attention: Alan L. Zeiger, Esq.
              Telecopy: (215) 569-5628

12.3  SEVERABILITY.

     If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

12.4  ENTIRE AGREEMENT.

     This Agreement, including the exhibits and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

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

12.5  SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon and inure to the benefit of Purchaser, Purchaser Sub, the Shareholder, the Company and their respective successors and assigns; provided, however, that neither the Shareholder nor the Company shall directly or indirectly transfer or assign any of such party's respective rights or obligations hereunder in whole or in part without the prior written consent of Purchaser and Purchaser Sub, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as set forth in Article X, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

12.6  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

12.7  RECITALS, SCHEDULES AND EXHIBITS.

     The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

12.8  CONSTRUCTION; INTERPRETATION.

     (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires, and the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation."

     (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

     (d) All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Without limitation of the generality of the foregoing, the provisions of this Agreement (including the Schedules) shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.

12.9  GOVERNING LAW.

     This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Except as set forth in Section 6.18, each of the parties hereto hereby consents to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Wilmington, Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein, and hereby waives, and agrees not to assert, as a defense in any action for the interpretation or enforcement hereof or any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be applicable or that this Agreement or any such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in said courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
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

12.10  WAIVER OF JURY TRIAL.

     EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11  KNOWLEDGE.

     When references are made in this agreement of information being "to the knowledge" of a specific party hereto, or similar language with respect to such party, such knowledge shall refer (i) in the case of the Shareholder or the Company, to the knowledge of the officers of the Shareholder and the Company set forth on Schedule 12.11(a) hereto and (ii) in the case of Purchaser or Purchaser Sub, to the knowledge of the directors or officers of Purchaser and Purchaser Sub set forth on Schedule 12.11(b) hereto. Such individuals shall be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

12.12  INTEREST.

     Any amounts not paid when due pursuant to Section 2.3(c) or (d) or Article X shall bear interest from the date due until the date paid at the lesser of (x) 10% per annum (calculated on the basis of a 365-day year and the actual number of days elapsed) or (y) the highest legal rate permitted by applicable Legal Requirements.

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

12.13  ACTIONS OF THE COMPANY AND ITS SUBSIDIARIES.

     Whenever this Agreement requires the Company or any Subsidiary thereof to take any action, such requirement shall be deemed to involve, with respect to actions to be taken at or prior to the Closing, an undertaking on the part of the Shareholder to cause the Company or such Subsidiary to take such action and, with respect to actions to be taken after the Closing, an undertaking on the part of Purchaser and Purchaser Sub to cause the Company or such Subsidiary to take such action.

                                     * * *

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


                                                PURCHASER:

                                                CEI HOLDING CORPORATION

                                                By: /s/ EDWARD SHEEHAN
                                                -----------------------------------------------------
                                                    Name: Edward Sheehan
                                                    Title: President


                                                PURCHASER SUB:

                                                CEI ACQUISITION CORP.

                                                By: /s/ EDWARD SHEEHAN
                                                -----------------------------------------------------
                                                    Name: Edward Sheehan
                                                    Title: President


                                                SHAREHOLDER:

                                                U.S. PLASTIC LUMBER CORP.

                                                By: /s/ BRUCE C. ROSETTO
                                                -----------------------------------------------------
                                                    Name: Bruce C. Rosetto
                                                    Title: Executive Vice President and Secretary


                                                COMPANY:

                                                CLEAN EARTH, INC.

                                                By: /s/ BRUCE C. ROSETTO
                                                -----------------------------------------------------
                                                    Name: Bruce C. Rosetto
                                                    Title: Secretary

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